                                              Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 33-63923

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with and declared effective by the Securities and Exchange             *
*  Commission. This Prospectus shall not constitute an offer to sell or   *
*  the solicitation of an offer to buy nor shall there be any sale of     *
*  these securities in any State in which such offer, solicitation or     *
*  sale would be unlawful prior to registration or qualification under    *
*  the securities laws of any such State.                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 9, 1996

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 15, 1995)

                                  $100,000,000

                                 [APACHE LOGO]

                                 % NOTES DUE 2026
                             ---------------------
     Interest on the Notes is payable semiannually on March 15 and September 15 of each year, commencing September 15, 1996, and the Notes will mature on
            , 2026. The Notes will be redeemable in whole or in part, at the option of Apache Corporation ("Apache" or the "Company") at any time, at a redemption price equal to the greater of (a) 100% of their principal amount or
(b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 10 basis points, plus in each case accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. The Notes represent senior unsecured obligations of the Company. See "Description of Notes." The Notes will be represented by a global security registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the global security will be shown on, and transfers thereof will be effected through, records maintained by DTC or its participants. Except as provided herein and in the accompanying Prospectus, Notes in definitive form will not be issued. See "DTC -- Book-Entry-Only System" in the accompanying Prospectus.

      SEE "RISK FACTORS" ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
     PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.



===============================================================================================

                           PRICE TO             UNDERWRITING             PROCEEDS TO THE
                           PUBLIC(1)            DISCOUNT(2)               COMPANY(1)(3)
-----------------------------------------------------------------------------------------------
Per Note.............                    %                    %                          %
------------------------------------------------------------------------------------------------
Total................           $                    $                          $
================================================================================================

(1) Plus accrued interest, if any, from February   , 1996.

(2) The Company has agreed to indemnify the Underwriters against, and to provide contribution with respect to, certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting" in this Prospectus Supplement.

(3) Before deducting expenses payable by the Company estimated at $            .
                             ---------------------
     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected
that delivery of the Notes will be made on or about February   , 1996 through
the book-entry facilities of DTC in New York, New York against payment therefor in immediately available funds.
                             ---------------------
FIRST CHICAGO CAPITAL MARKETS, INC.
                                    LEHMAN BROTHERS
                                                     J.P. MORGAN SECURITIES INC.
                             ---------------------
          The date of this Prospectus Supplement is February  , 1996.

                                  RISK FACTORS

     Prospective investors should carefully review the following factors together with the other information contained in this Prospectus Supplement and the accompanying Prospectus prior to making an investment decision.

EFFECT OF VOLATILE PRODUCT PRICES

     The Company's future financial condition and results of operations will depend upon the prices received for the Company's oil and natural gas production and the costs of acquiring, finding, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas that may be economically produced and access to capital. In addition, the sale of the Company's oil and gas production depends upon a number of factors beyond the Company's control, including the availability and capacity of transportation and processing facilities.

     Oil and natural gas prices have historically been volatile and are likely to continue to be volatile in the future. Such volatility makes it difficult to estimate the value of producing properties for acquisition and to budget and project the return on exploration and development projects involving the Company's producing properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

     The Company engages in hedging activities with respect to some of its projected oil and gas production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. To the extent that Apache engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Because the Company's reserve base was approximately 60% natural gas on an energy equivalent basis as of December 31, 1995, it is more sensitive to fluctuations in the price of natural gas than to fluctuations in the price of oil. See "Recent Developments -- Fourth Quarter Operating Results."

     The Company periodically reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Securities and Exchange Commission (the "SEC"). Under the full-cost accounting rules, capitalized costs of oil and gas properties on a country-by-country basis may not exceed the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties as adjusted for related tax effects. At the end of each fiscal quarter, the test is applied at the unescalated prices in effect at the applicable time and results in a write-down if the "ceiling" is exceeded, even if prices decline for only a short period of time. Many full-cost companies, including Apache, are currently concerned about the impact of prolonged unfavorable oil and gas prices on their ceiling test calculations. Oil and gas prices for the fourth quarter of 1995 were $17.27 per barrel and $1.79 per Mcf, respectively, which were $.45 per barrel and $.30 per Mcf, respectively, above the net oil and gas realized prices for the third quarter of 1995. A deterioration of oil or gas prices from those realized in the third quarter of 1995 could result in the Company recording a noncash charge to earnings related to its oil and gas properties in 1996. The SEC's rules permit the exclusion of capitalized costs and present value of recently acquired properties in performing ceiling test calculations. Pursuant to these rules, Apache has requested waivers and the SEC has granted separate one-year waivers with respect to the properties acquired from Texaco Exploration and Production, Inc. ("Texaco") and Aquila Energy Resources Corporation ("Aquila"), the last of which will expire in the third quarter of 1996. Under these waivers, if the ceiling is exceeded on all U.S. properties, Apache is permitted to perform an additional ceiling test excluding the capitalized costs and present value of the properties acquired from Texaco and Aquila and required to record a write-down of carrying value if the ceiling is still exceeded. If a write-down is required, it would result in a one-time charge to earnings but would not impact net cash flow from operating activities.

RELIANCE ON ESTIMATES OF PROVED RESERVES AND FUTURE NET CASH FLOWS; DEPLETION OF RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data incorporated by reference in the accompanying Prospectus represent only estimates. In addition, the estimates of future net cash flows from proved reserves of the Company and the present value thereof are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of the Company's reserves and future net cash flows therefrom being materially different from the estimates set forth in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus. In addition, the Company's estimated reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

     The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent that the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon the Company's level of success in acquiring or finding additional reserves.

ACQUISITION RISKS

     The Company intends to continue acquiring oil and gas properties. Although the Company performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-value properties and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the Company often assumes certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates. In addition, there can be no assurance that acquisitions will not have an adverse effect upon the Company's operating results, particularly during the periods in which the operations of acquired businesses are being integrated into the Company's ongoing operations.

OPERATING RISKS; AVAILABILITY OF INSURANCE

     Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life or damage to property or the environment. The Company maintains insurance against certain losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that management believes to be prudent. However, insurance is not available to the Company against all operational risks, and the occurrence of a significant event that is not fully insured could have a material adverse effect on the Company's financial position.

COMPETITION

     The oil and gas industry is highly competitive. As an independent oil and gas company, the Company frequently competes for reserve acquisitions, exploration leases, licenses, concessions and marketing agreements against companies having substantially larger financial and other resources than the Company possesses. To the extent the Company's capital budget is lower than that of certain of its competitors, the Company may be disadvantaged in effectively competing for certain reserves, leases, licenses and concessions.

GOVERNMENT REGULATIONS

     The Company's exploration, production and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which the Company does business. Oil and gas exploration, development and production activities are subject to various laws and regulations governing a wide variety of matters. For example, most states in which Apache operates regulate the quantities of natural gas that may be produced from wells within their borders to prevent waste in the production of natural gas and to protect the correlative rights of competing interest owners. It is impossible at this time to determine what changes may occur with respect to such regulations and what effect, if any, such changes may have on the Company and the natural gas industry as a whole.

     As an owner and operator of oil and gas properties, the Company is also subject to various federal, state, local and foreign country environmental regulations, including air and water quality control laws. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution cleanup resulting from operations, subject the lessee to liability for pollution damages, require suspension or cessation of operations in affected areas and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Although the Company believes that it is in substantial compliance with existing applicable environmental laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

TITLE TO INTERESTS

     The Company believes that its title to its various oil and gas interests is satisfactory and consistent with the standards generally accepted in the oil and gas industry, subject only to immaterial exceptions which do not detract substantially from the value of the interests or materially interfere with their use in the Company's operations. The interests owned by the Company may be subject to one or more royalty, overriding royalty and other outstanding interests customary in the industry. The interests may additionally be subject to obligations or duties under applicable laws, ordinances, rules, regulations and orders of arbitral or governmental authorities. In addition, the interests may be subject to burdens such as net profits interests, liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions, none of which currently detract substantially from the value of the interests or materially interfere with their use in the Company's operations.

                                  THE COMPANY
OVERVIEW

     Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets crude oil and natural gas. In North America, Apache's exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast, the Rocky Mountains and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in Indonesia, offshore China and offshore the Ivory Coast. Apache's Common Stock, par value $1.25 per share ("Apache Common Stock"), has been listed on the New York Stock Exchange since 1969 and on the Chicago Stock Exchange since 1960.

     The Company holds interests in many of its U.S., Canadian and international properties through operating subsidiaries, such as MW Petroleum Corporation ("MW"), DEK Energy Company (formerly known as DEKALB Energy Company) ("DEKALB"), Apache Energy Limited ("AEL," formerly known as Hadson Energy Limited), Apache International, Inc. and Apache Overseas, Inc. Properties referred to in this Prospectus Supplement may be held by those subsidiaries. The Company treats all operations as one segment of business.

     On March 1, 1995, the Company acquired certain oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective January 1, 1995. On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, through a merger which resulted in DEKALB becoming a wholly owned subsidiary of Apache. The merger was accounted for as a pooling of interests for financial accounting purposes. As a result, Apache's financial information has been restated to include DEKALB on a combined basis. On September 27, 1995, the Company acquired certain oil and gas assets of Aquila for approximately $192 million, subject to adjustment, plus related transaction costs. See "Recent Developments."

     Giving effect to 1995 acquisitions and drilling activity, including the Texaco, DEKALB and Aquila transactions, and $271.9 million of property dispositions, including the disposition of certain Rocky Mountain properties, the Company's estimated proved reserves increased by 151.3 MMboe in 1995 over the prior year (prior to restatement for the DEKALB merger) to 420.6 MMboe.

     As of December 31, 1994, Apache (including DEKALB, but excluding the properties acquired from Texaco and Aquila) had approximately 4,085 net oil and gas wells and 1,032,982 net developed acres of oil and gas properties. In addition, the Company had interests in 760,270 net undeveloped acres under U.S. and Canadian leases and 4,239,290 net undeveloped acres under international exploration and production rights. The Company completed 296 of 367 North American wells during 1994 as producers, and completed 415 workover and recompletion projects. For the fourth quarter of 1995, which includes results from the Texaco, DEKALB and Aquila transactions and the sale of certain of the Company's Rocky Mountain properties, the Company's daily average oil and gas production was approximately 47.9 Mbbls and 589 MMcf, respectively.

     The Company's principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400. The Company's telephone number is (713) 296-6000.

STRATEGY

     Apache's growth strategy is to increase oil and gas reserves, production and cash flow through a combination of acquisitions, moderate-risk drilling and development of its inventory of existing projects. Apache also emphasizes reducing operating costs per unit produced and selling marginal and non-strategic properties in order to increase its profit margins. An emerging aspect of Apache's strategy is its exploration and development activity in the international arena in pursuit of larger reserve targets than are generally available domestically. Several recent international discoveries have created an inventory of development projects to be drilled during the next several years.

     Because the production of oil and gas results in depletion of reserves, Apache's future oil and gas production is highly dependent upon its level of success in adding reserves. Apache adds reserves by acquisition, active exploration and development, and identification, through engineering studies, of additional behind-pipe zones or secondary recovery reserves.

     In conjunction with Apache's ongoing property acquisitions, the Company has recently initiated its stock for assets acquisition program to acquire privately held interests in oil and gas properties. The primary focus of this program is to acquire interests in properties in areas where the Company already operates. To enable the Company to use Apache Common Stock as well as cash in such acquisitions, the Company has filed a shelf registration statement on Form S-4 with the SEC pursuant to which the Company intends to offer and sell, from time to time, up to 1,350,000 shares of Apache Common Stock.

     Property acquisition is only one phase in a continuing cycle of Apache's business growth. Apache's objective is to follow each material acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, facilitating asset growth and debt reduction. This approach requires well-planned and carefully executed property development and a commitment to a selective program of ongoing property dispositions. Apache targets acquisitions that have ascertainable additional reserve potential to which it applies an active drilling, workover and recompletion program to realize the potential of undeveloped and partially developed properties. In 1995, the Company replaced approximately 100% of its production through drilling, revisions, recompletions, workovers and other production enhancement projects. Apache prefers to operate the properties in which it has an interest so that it can more efficiently influence their development and, as of December 31, 1995, Apache operated properties accounting for approximately 75% of its production.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes
offered hereby are estimated to be $       . The Company intends to use
substantially all of the net proceeds from the offering to reduce its existing bank debt under its bank credit facility, with any remaining balance to be used for general corporate purposes. On December 31, 1995, the amount outstanding under the bank credit facility was $620 million. Based upon the Company's public senior debt rating and its ratio of debt to total capital on such date, the facility bears interest at the First National Bank of Chicago's prime rate of interest or at the London Interbank Offered Rate plus .35%, at the Company's option, and has a final maturity date of March 1, 2000. Amounts repaid under the facility may be reborrowed by the Company to finance acquisitions of oil and gas properties or for other corporate purposes. See "Recent Developments -- Financing Activities." Affiliates of First Chicago Capital Markets, Inc. and J.P. Morgan Securities Inc. are lenders under the facility and will receive a portion of the proceeds from the sale of the Notes offered hereby. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company and its consolidated subsidiaries as of September 30, 1995, and as adjusted to give effect to the sale of the Notes and the application of the estimated net proceeds thereof as described in "Use of Proceeds."

                                                                                      AS
                                                                       ACTUAL      ADJUSTED(1)
                                                                     ----------    -----------
                                                                          (IN THOUSANDS)
Current maturities of long-term debt...............................  $  17,000     $   17,000
                                                                     ==========    ==========
Long-term debt:
  Credit facility(2)...............................................  $ 611,000     $  512,000
  9.25% notes, net of discount, due 2002...........................     99,734         99,734
  3.93% convertible notes, due 1997................................     75,000         75,000
  6% convertible subordinated debentures due 2002..................    172,500        172,500
     % Notes due 2026..............................................         --        100,000
  Other (including subsidiary debt)................................     99,638         99,638
                                                                    ----------     ----------
          Total long-term debt(3)..................................  1,057,872      1,058,872
                                                                    ----------     ----------
Shareholder's equity:
  Preferred stock, without par value, 5,000,000 shares authorized,
     none outstanding..............................................         --             --
  Common stock, $1.25 par value per share, 215,000,000 shares
     authorized, 78,492,405 issued(4)..............................     98,116         98,116
  Paid-in capital..................................................    687,454        687,454
  Retained earnings................................................    332,342        332,342
  Currency translation adjustment..................................    (13,483)       (13,483)
  Treasury stock, at cost, 1,119,059 shares........................    (13,455)       (13,455)
                                                                    ----------
          Total shareholders' equity...............................  1,090,974      1,090,974
                                                                    ----------     ----------
  Total capitalization............................................. $2,148,846     $2,149,846
                                                                    ==========     ==========

---------------

(1) As adjusted to give effect of the sale of $100 million of the Notes and the application of $99 million of net proceeds therefrom to reduce outstanding debt under the Company's bank credit facility.

(2) Certain information concerning the Company's bank credit facility is set forth in Note 3 to the audited consolidated financial statements incorporated by reference in the accompanying Prospectus. As of December 31, 1995, the outstanding balance under the credit facility was $620 million.

(3) Does not include certain contingent liabilities of the Company. See Note 9 to the audited consolidated financial statements incorporated by reference in the accompanying Prospectus.

(4) Does not include the following shares of Apache Common Stock reserved for issuance (subject to adjustment): 2,777,778 shares issuable on conversion of the 3.93% convertible notes at $27.00 per share; 5,622,555 shares issuable on conversion of the 6% convertible subordinated debentures due 2002 at $30.68 per share; 115,889 shares reserved for the dividend reinvestment plan with respect to the Apache Common Stock; 400,000 shares reserved for the retirement/401(k) savings plan; and 3,400,020 shares reserved under existing employee stock option plans, including 1,258,617 shares issuable on the exercise of employee stock options outstanding as of September 30, 1995. Does not include 1,350,000 shares of Apache Common Stock issuable from time to time in connection with the Company's stock for assets acquisition program.

           SUMMARY CONSOLIDATED FINANCIAL, OPERATING AND RESERVE DATA

    The following table sets forth certain information regarding Apache's consolidated results of operations, financial position and operating and reserve data as of and for the periods indicated. On May 17, 1995, Apache acquired DEKALB through a merger which was accounted for under the pooling of interests method. As a result, the financial, operating and reserve data presented below has been restated to present Apache and DEKALB on a combined basis, including certain conforming adjustments to depreciation, depletion and amortization and income taxes. The financial data for the nine months ended September 30, 1994 and 1995, respectively, were derived from Apache's unaudited financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in the accompanying Prospectus. The following financial information is not necessarily indicative of future results of the Company and the results for the nine months ended September 30, 1995 are not necessarily indicative of results for the full year.

                                                                              YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------------------------------
                                                            1994          1993        1992(1)      1991(2)(3)       1990
                                                         ----------    ----------    ----------    ----------    ----------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT
                                                                          PER SHARE AND PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues......................  $  538,389    $  481,848    $  453,835    $  409,011    $  335,450
  Consolidated revenues................................     592,626       512,632       517,403       457,872       386,688
  Net income (loss)
    Continuing operations..............................      45,583        41,421       (14,632)      (35,216)       53,114
    Discontinued operations............................          --            --        (1,050)           --        11,633
    Cumulative effect of change in accounting
      principle........................................          --         5,334            --            --            --
                                                         ----------    ----------    ----------    ----------    ----------
        Net income (loss)..............................  $   45,583    $   46,755    $  (15,682)   $  (35,216)   $   64,747
                                                         ==========    ==========    ==========    ==========    ==========
  Net income (loss) per common share
    Continuing operations..............................  $      .65    $      .67    $     (.26)   $     (.65)   $      .99
    Discontinued operations............................          --            --          (.02)           --           .21
    Cumulative effect of change in accounting
      principle........................................          --           .08            --            --            --
                                                         ----------    ----------    ----------    ----------    ----------
        Net income (loss) per common share.............  $      .65    $      .75    $     (.28)   $     (.65)   $     1.20
                                                         ==========    ==========    ==========    ==========    ==========
  Cash dividends per common share(4)...................  $      .28    $      .28    $      .28    $      .28    $      .28
CASH FLOW DATA:
  Net income (loss) from continuing operations.........  $   45,583    $   41,421    $  (14,632)   $  (35,216)   $   53,114
  Depreciation, depletion and amortization.............     257,821       198,320       179,876       188,410       160,693
  Impairments..........................................       7,300        23,200        65,320        94,241            --
  Amortization of deferred loan costs..................       3,987         3,896         3,888         1,988           355
  Provision for deferred income taxes..................      24,385        20,539          (998)      (27,312)       17,773
  Gain on sale of investment in affiliate..............          --            --       (30,259)           --            --
  Change in working capital and other..................      18,693       (31,385)       19,758       (21,122)       15,794
                                                         ----------    ----------    ----------    ----------    ----------
        Net cash provided by operating activities......  $  357,769    $  255,991    $  222,953    $  200,989    $  247,729
                                                         ==========    ==========    ==========    ==========    ==========
  Capitalized exploration and development costs........  $  344,125    $  237,831    $  154,771    $  151,409    $  201,293
  Acquisitions of oil and gas properties...............     180,742       192,256        64,867       568,345       188,229
  Proceeds from sales of properties....................      19,525        10,342       142,098       178,418        19,197
OTHER FINANCIAL DATA:
  EBITDA(5)............................................  $  367,605    $  316,071    $  276,360    $  267,025    $  255,929
  Ratio of earnings to fixed charges(6)................        2.34          2.37           .72            --          3.23
BALANCE SHEET DATA (period end):
  Working capital (deficit)............................  $   (3,203)   $  (55,538)   $  (32,775)   $  (57,593)   $   18,358
  Total assets.........................................   2,036,627     1,759,203     1,774,767     1,597,633     1,363,337
  Long-term debt.......................................     719,033       504,334       524,098       658,395       386,580
  Shareholders' equity.................................     891,087       868,596       554,524       601,181       622,489
PRODUCTION DATA:
  Oil (Mbbls)..........................................      13,815        13,036        13,465        10,063         5,988
  Natural gas (MMcf)...................................     176,397       131,591       119,962       134,162       120,534
  Natural gas liquids (Mbbls)..........................         724           733           885         1,212           520
  Equivalent production (Mboe).........................      43,939        35,701        34,344        33,635        26,597
AVERAGE SALES PRICE:
  Oil (per bbl)........................................  $    15.65    $    16.74    $    18.11    $    18.61    $    21.21
  Natural gas (per Mcf)................................        1.78          1.94          1.66          1.55          1.68
  Natural gas liquids (per bbl)........................       11.28         11.55         11.79         11.88         11.35
RESERVE DATA -- PROVED (period end):
  Oil and natural gas liquids (Mbbls)..................     110,624       102,957        94,643       105,891        52,002
  Natural gas (MMcf)...................................   1,316,155     1,125,630       919,642       963,242       889,178
  Equivalent reserves (Mboe)...........................     329,983       290,562       247,917       266,431       200,198
  Present value of estimated future net cash flows,
    before income taxes, discounted at 10%.............  $1,600,927    $1,626,096    $1,272,952    $1,334,532    $1,344,063

---------------------------

(See notes on following page)

                                                    THREE MONTHS               NINE MONTHS
                                                ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                               ----------------------    -----------------------
                                                1995(7)       1994       1995(7)(8)      1994
                                               ---------    ---------    ----------    ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT
                                                        PER SHARE AND PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Oil and gas production revenues............  $ 159,590    $ 140,044    $  477,298    $ 399,462
  Consolidated revenues......................    181,247      152,971       555,017      432,746
  Net income.................................      7,042       12,389        11,662       33,521
  Net income per common share................        .10          .18           .17          .48
  Cash dividends per common share(4).........        .07          .07           .21          .21
CASH FLOW DATA:
  Net income from continuing operations......  $   7,042    $  12,389    $   11,662    $  33,521
  Depreciation, depletion and amortization...     74,630       66,100       223,255      188,326
  Impairments................................         --        1,000            --        7,300
  Amortization of deferred loan costs........      1,118        1,113         3,491        2,857
  Provision for deferred income taxes........      1,936        6,950        21,709       19,202
  Change in working capital and other........    (25,699)       4,594       (59,851)     (18,370)
                                               ---------    ---------    ----------    ---------
          Net cash provided by operating
            activities.......................  $  59,027    $  92,146    $  200,266    $ 232,836
                                               =========    =========     =========    =========
OTHER FINANCIAL DATA:
  EBITDA(5)..................................    103,632       94,948       300,597      269,751
  Ratio of earnings to fixed charges(6)......                                  1.09         2.39
BALANCE SHEET DATA (PERIOD END):
  Working capital (deficit)..................  $  (5,479)   $ (42,743)   $   (5,479)   $ (42,743)
  Total assets...............................  2,635,926    1,890,291     2,635,926    1,890,291
  Long-term debt.............................  1,057,872      604,069     1,057,872      604,069
  Shareholders' equity.......................  1,090,974      888,544     1,090,974      888,544
PRODUCTION DATA:
  Oil (Mbbls)................................      4,768        3,538        13,920       10,228
  Natural gas (MMcf).........................     52,275       46,342       156,434      127,662
  Natural gas liquids (Mbbls)................        185          182           550          545
  Equivalent production (Mboe)...............     13,665       11,443        40,542       32,050
AVERAGE SALES PRICE:
  Oil (per bbl)..............................  $   16.72    $   16.95    $    17.04    $   15.29
  Natural gas (per Mcf)......................       1.49         1.68          1.49         1.86
  Natural gas liquids (per bbl)..............      11.05        11.93         11.77        11.03

---------------

(1) Includes a $40.6 million after-tax writedown of DEKALB's oil and gas properties and a $25.6 million after-tax loss from the sale of substantially all of DEKALB's U.S. assets. Also includes a $19.8 million after-tax gain resulting from the sale by the Company of its 36.67% interest in Natural Gas Clearinghouse.

(2) Includes financial data for MW Petroleum Corporation after June 30, 1991.

(3) Includes a $7.1 million after-tax charge resulting from the relocation of the Company's headquarters to Houston, Texas and a $66 million after-tax writedown of DEKALB's oil and gas properties.

(4) No cash dividends were paid on outstanding DEKALB common stock in 1995, 1994, 1993 or 1992. DEKALB stockholders are entitled to receive dividends paid with respect to shares of Apache Common Stock for each record date on or after May 17, 1995, upon exchange of their shares of DEKALB common stock for shares of Apache Common Stock.

(5) EBITDA represents net income, or loss, from operations plus income tax, interest, depreciation, depletion, amortization and impairment expense. EBITDA is not a generally accepted accounting measure and does not purport to represent cash flow, or income, but does aid in evaluating an entity's ability to service debt.

(6) The Company's ratios of earnings to fixed charges were computed based on income or losses from continuing operations before income taxes and fixed charges (excluding capitalized amounts). "Fixed charges" consist of interest on indebtedness (including amounts capitalized), amortization of debt discount and expenses and the estimated portion of rental expenses attributable to interest. The Company's unaudited ratio of earnings to fixed charges for 1995 was 1.15. Earnings were inadequate to cover fixed charges for the year 1991 by $68.1 million and $14.8 million for the year 1992 due to write-downs of the carrying value of United States and Canadian oil and gas properties of DEKALB and losses incurred on the divestiture of certain of DEKALB's United States assets.

(7) The nine months ended September 30, 1995 include the effect of the acquisition of properties from Texaco since March 1, 1995.

(8) Includes nonrecurring transaction costs relating to the DEKALB merger totaling $8.7 million after tax.

                              RECENT DEVELOPMENTS

FOURTH QUARTER OPERATING RESULTS

     On January 30, 1996, the Company announced fourth quarter and annual earnings results for 1995. A summary of the information released appears in the table and discussion below. The information set forth below should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in the accompanying Prospectus. See "Available Information" and "Information Incorporated by Reference" in the accompanying Prospectus. The financial and operating data presented below are not audited and are not necessarily indicative of the results that may be expected for future periods. See "Risk Factors -- Effect of Volatile Product Prices."

                                                     FOR THE                   FOR THE
                                               THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                  DECEMBER 31,              DECEMBER 31,
                                              ---------------------     ---------------------
                                                1995         1994         1995         1994
                                              --------     --------     --------     --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                           AND OPERATIONS DATA)
    FINANCIAL DATA:
      Consolidated revenues................   $195,685     $159,880     $750,702     $592,626
      Net income...........................   $  8,545     $ 12,062     $ 20,207     $ 45,583
      Net income per common share..........   $    .11     $    .17     $    .28     $    .65
      Weighted average common shares
         outstanding.......................     77,376       69,661       71,792       69,715
    OPERATIONS DATA:
      Average Daily Production:
         Oil (bbls)........................     47,871       38,996       50,203       37,849
         Natural gas (Mcf).................    589,108      529,719      577,075      483,278
      Average Sales Price:
         Oil (per bbl).....................   $  17.27     $  16.68     $  17.09     $  15.65
         Natural gas (per Mcf).............   $   1.79     $   1.58     $   1.57     $   1.78

     Financial and operating data for 1994 have been restated to reflect the DEKALB merger under the pooling of interests method of accounting. The Company's net income decreased from $45.6 million in 1994 to $20.2 million in 1995 primarily due to a decline in natural gas price realizations and to previously announced non-recurring charges included in 1995 results. These non-recurring charges were (i) the DEKALB merger costs reported in the second quarter of 1995, which reduced earnings by $8.7 million after tax, and (ii) a $5.9 million after tax loss recognized from natural gas price swaps in the fourth quarter of 1995 due to the reduced correlation between NYMEX futures pricing and wellhead pricing for certain physical deliveries.

     The Company's total proved reserves increased to 170.3 million barrels of oil and 1.5 trillion cubic feet of gas, or 420.6 MMboe, at year-end 1995, up from 269.3 MMboe originally reported, and from 330 MMboe on a restated basis, at year-end 1994. The Company's capital expenditures in 1995 totaled $1.1 billion, more than double the 1994 level. A total of $820.9 million was incurred for acquisitions (not including the DEKALB merger, which was treated as a pooling of interests), $244.2 million for North American exploration and development, and $67.9 million for international operations. Property divestitures in 1995 totaled $271.9 million, versus $19.5 million in the prior year.

     In January 1996, the Company announced that its profitability for the fourth quarter of 1995 was reduced by $5.9 million, which resulted from a reduced correlation between NYMEX-based contracts and prices to be realized for certain physical gas deliveries as discussed above. In late December 1995, the Company reduced its exposure to this market anomaly by closing out certain natural gas price swaps for February and March 1996 with respect to delivery points where the correlation with NYMEX futures prices was uncertain. Closing out certain remaining hedge positions will have a negative impact on the Company's reported natural gas price realizations and net income for the first quarter of 1996.

ACQUISITION OF AQUILA PROPERTIES

     In September, 1995, the Company acquired substantially all of the oil and gas assets (the "Aquila Assets") of Aquila, a wholly owned, indirect subsidiary of UtiliCorp United Inc., for approximately $192 million, subject to adjustment, plus related transaction costs. The Aquila Assets, the acquisition of which was accounted for under the purchase method of accounting, include: proved reserves totaling an estimated 157 Bcf of gas equivalent; approximately 107,000 developed and 49,000 undeveloped net acres located primarily in the Company's Anadarko-Basin and Gulf of Mexico core areas; a five-year, four-month premium gas contract effective September 1, 1995; and non-operated interests in four gas processing plants. The gas contract calls for Aquila to purchase 20 to 25 MMcf of gas per day from the Company at a price of $2.70 per Mcf in 1996, escalating to $3.20 per Mcf in the year 2000.

     Proved reserves included in the Aquila Assets include an estimated six million barrels of oil and 121 Bcf of natural gas. The properties contain an estimated 80 drilling locations, half of which are located in the Company's core, deep-Springer play in the Anadarko Basin.

     At the time of acquisition, the Aquila properties were producing approximately 67 MMcf of gas and 2,900 barrels of oil per day, with approximately 77% of proved reserves concentrated in seven fields and 77% percent of the properties' net production operated by the Company. Approximately $143 million of the consideration for the Aquila Assets was provided through a deferred tax-free exchange of like-kind properties of qualifying use. The properties exchanged by the Company were primarily lower margin and non-strategic properties located in the Rocky Mountains which were previously selected for sale by the Company in connection with its ongoing program of selective property dispositions. The remainder of the consideration for the Aquila Assets was provided by the Company's public offering of common stock described under "Financing Activities" below.

OTHER RECENT ACQUISITIONS

     On March 1, 1995, Apache purchased certain U.S. oil and gas properties from Texaco for an adjusted purchase price of $564 million, effective January 1, 1995. The Texaco properties comprised estimated proved reserves at the effective date of approximately 105 MMboe (after adjustment for the exercise of preferential rights and properties excluded following due diligence and using unescalated prices), of which approximately 70% was oil. At the time of purchase, the daily production of the acquired properties was approximately 20 Mbbls of oil and 85 MMcf of natural gas.

     On May 17, 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, through a merger which resulted in DEKALB's becoming a wholly owned subsidiary of Apache. Pursuant to the merger agreement, the Company issued 8.4 million shares of Apache Common Stock in exchange for all outstanding DEKALB capital stock and DEKALB employee stock options outstanding at the time of the merger and tendered to Apache. The merger was accounted for as a pooling of interests for financial accounting purposes.

DISPOSITIONS

     In early 1995, Apache announced plans to accelerate the disposition of certain properties, including the sale of a substantial portion of its Rocky Mountain properties and lower margin and non-strategic properties, and to close its Rocky Mountain regional office in Denver, Colorado. During the first half of 1995, Apache received approximately $73 million from completed sales of such properties. On September 1, 1995, the Company disposed of certain non-strategic oil and gas properties in its Rocky Mountain region for approximately $151 million ($143 million net to Apache) subject to adjustments. The divested assets included the Company's interests in 138 fields with approximately 1,600 active wells in Colorado, Montana, North and South Dakota, Utah and Wyoming, which had 28 MMboe of estimated proved reserves at December 31, 1994.

FINANCING ACTIVITIES

     On September 27, 1995, the Company sold 7,450,000 shares of Apache Common Stock at $27.375 per share in an underwritten public offering. After commissions and offering costs, the offering resulted in net proceeds of $192 million. Approximately $50 million of such net proceeds was used by the Company to finance the acquisition of the Aquila Assets, which were acquired for an aggregate consideration of approximately $192 million in cash, subject to adjustment, plus related transaction costs. The remainder of the net proceeds of such offering was applied to reduce indebtedness under the Company's principal revolving bank credit facility.

     On March 1, 1995, Apache's revolving bank credit facility was amended and restated, increasing the aggregate commitment from $700 million to $1 billion, subject to borrowing base availability. In addition to the borrowing base predicated on the Company's oil and gas reserve value, the facility initially provided for a nonconforming borrowing base of $135 million to accommodate the March 1, 1995 acquisition of certain Texaco properties. On September 27, 1995, Apache voluntarily reduced the non-conforming borrowing base to zero. As of December 31, 1995, the available portion of the commitment was $706 million, of which $620 million was outstanding. The facility expires on March 1, 2000, and may be extended in one-year increments with the lenders' consent. Financial covenants of the amended facility are similar to those existing at December 31, 1994.

     On January 4, 1995, Apache closed the placement of 6% convertible subordinated debentures due 2002 (the "Debentures"). The Debentures were issued in transactions exempt from registration under the Securities Act of 1933, as amended. The Debentures are redeemable by Apache no earlier than January 15, 1998, are subordinated in right of payment to all senior indebtedness of Apache, including the Notes, and are convertible at the option of the holders into Apache Common Stock at a conversion price of $30.68 per share, subject to adjustment. The aggregate principal amount of the Debentures placed, including the overallotment option, was $172.5 million. The net proceeds from the Debentures of $168.6 million were ultimately used to fund in part the acquisition of properties from Texaco described above.

NATURAL GAS MARKETING

     On September 30, 1995, the Company's contract with Natural Gas Clearinghouse ("NGC") terminated and the Company began to market all of its own natural gas, including the natural gas previously marketed by NGC. The Company believes that prices that it obtains through its own natural gas marketing activities are not substantially different from the prices that would have been received in marketing through NGC.

     On October 27, 1995, wholly-owned affiliates of Apache, Oryx Energy Company and Parker & Parsley Petroleum Company formed Producers Energy Marketing, LLC, a Delaware limited liability company ("ProEnergy"). Until operations of ProEnergy begin, the Company will continue to market its own natural gas. Once fully operational (which is expected to occur in the second quarter of 1996), ProEnergy will market substantially all of its members' natural gas and natural gas liquids pursuant to member gas purchase agreements having an initial term of ten years, subject to early termination following specified events. The price of gas purchased by ProEnergy from its members will be based upon agreed indexes. ProEnergy will also provide certain contract administration and other services.

     ProEnergy's limited liability company agreement provides that capital funding obligations, allocations of profit and loss and voting rights are calculated based upon the members' respective throughputs of natural gas sold to, or whose sales are managed by, ProEnergy. The members' liability with respect to future capital funding obligations are subject to certain limitations. Natural gas throughputs will be calculated, profit distributed, and/or capital called on a quarterly basis. As of the date of this Prospectus Supplement, the Company is the holder of a majority interest in ProEnergy.

                              DESCRIPTION OF NOTES

     The      % Notes due 2026 (the "Notes") offered hereby are a series of
"Debt Securities" as defined and described in the accompanying Prospectus, and the following description of the terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus.

     The Notes will be senior unsecured obligations of the Company. The Notes will be issued pursuant to the provisions of an indenture (the "Indenture") to be entered into between the Company and Chemical Bank, as Trustee (the "Trustee"), and initially will be limited to $100,000,000 aggregate principal amount. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of additional Notes or other Debt Securities under the Indenture in addition to the Notes offered hereby. The Indenture will not limit the amount of other indebtedness that may be issued by the Company or any of its subsidiaries. The Notes will not be subject to any sinking fund.

     The Notes will be issued only in book-entry form through the facilities of DTC and will be represented by a global security registered in the name of DTC or its nominee and will be issued in denominations of $1,000 and integral multiples thereof. Payments on Notes issued in book-entry form will be made through DTC. Notes represented by a global security will be exchangeable for Notes in definitive form only if (i) DTC notifies the Company that it is unwilling, unable or ineligible to continue as depository for such global security and is not replaced by a successor depository, (ii) the Company in its sole discretion at any time determines not to have all of the Notes represented by the global security and notifies the Trustee thereof or (iii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes represented by such global security. See "DTC -- Book-Entry-Only System" in the accompanying Prospectus.

     The Notes will mature on                , 2026. The Notes will bear
interest from                , 1996 (at the rate of interest referred to above)
payable on March 15 and September 15 of each year, commencing on September 15, 1996. Subject to certain exceptions therein set forth, the Indenture provides for the payment of interest on any interest payment date only to persons in whose names the Notes are registered on the regular record date, which is the last day of February or August, as the case may be (whether or not a business day), next preceding such interest payment date.

OPTIONAL REDEMPTION

     The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus in each case accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means First Chicago Capital Markets, Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release

(or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of First Chicago Capital Markets, Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Notes to be redeemed will be given notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portion thereof called for redemption.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

                                                                              PRINCIPAL
                                                                              AMOUNT OF
                                 UNDERWRITER                                    NOTES
    ----------------------------------------------------------------------   -----------
    First Chicago Capital Markets, Inc. ..................................   $
    Lehman Brothers Inc. .................................................
    J.P. Morgan Securities Inc. ..........................................
                                                                             -----------
              Total.......................................................   $100,000,000
                                                                             ===========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by one or more of the Underwriters, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or additional underwriters may be added or the Underwriting Agreement may be terminated.

     The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price
less a concession not in excess of      % of the principal amount of the Notes.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of      % of the principal amount of the Notes to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Underwriters and/or certain of their affiliates have engaged and may in the future engage in investment banking and/or commercial banking transactions with the Company and certain of its affiliates in the ordinary course of business. First National Bank of Chicago, an affiliate of First Chicago Capital Markets, Inc., an underwriter of the Notes, is the arranger and a lender, and Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., an underwriter of the Notes, is a lender, in each case under the Company's bank credit facility which is to be repaid in part with the proceeds of the sale of the Notes offered hereby. Repayments to First National Bank of Chicago and Morgan Guaranty Trust Company of New York would comprise 10.0% and 4.5%, respectively, of such proceeds used to repay amounts outstanding under the Company's bank credit facility. Accordingly, this offering of the Notes is being made in accordance with Section 44(c)(8) of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. First Chicago Capital Markets, Inc. and J.P. Morgan Securities Inc. are participating in this offering on the same terms as the other underwriters and will not receive any benefit in connection with this offering other than customary managing, underwriting and selling fees.

PROSPECTUS

                                  $250,000,000

                               APACHE CORPORATION

                                DEBT SECURITIES

     Apache Corporation (the "Company" or "Apache") intends from time to time to issue senior unsecured debt securities ("Debt Securities") in one or more series, consisting of (a) Debt Securities with interest rates that may be periodically established by a remarketing agent selected by the Company ("Remarketed Notes") or (b) any other Debt Security, or any combination of the foregoing, at an aggregate initial offering price not to exceed $250,000,000, at prices and on terms to be determined at or prior to the time of sale. The specific designation, aggregate principal amount, maturity, interest rate or method for determining interest rate, method of distribution, any remarketing or refunding provisions, and any exchangeability, conversion, redemption or prepayment and any other variable terms with regard to the Debt Securities in respect of which this Prospectus is delivered will be, to the extent not set forth herein, set forth in an accompanying Prospectus Supplement.

     Unless otherwise specified herein or in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered book-entry form and will be registered in the name of The Depository Trust Company, as depository ("DTC"), or its nominee. Interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Debt Securities issued in book-entry form will not be issuable as certificated securities except as specified herein or in the applicable Prospectus Supplement. See "DTC Book-Entry Only System."

     Payment of the principal of, and premium, if any, and interest on the Debt Securities will be made to DTC if and so long as DTC or its nominee is the registered owner of the Debt Securities. The disbursement of such payments to beneficial owners of the Debt Securities ("Beneficial Owners") will be the responsibility of the DTC Participants and the Indirect Participants, all as defined and more fully described in this Prospectus under the caption "DTC Book-Entry-Only System."

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be subject to redemption at the option of the Company prior to maturity as set forth herein and in the applicable Prospectus Supplement. See "Description of Debt Securities." The applicable Prospectus Supplement will also contain information, where applicable and to the extent not set forth herein, concerning certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be sold directly by the Company to one or more institutional purchasers, through agents designated from time to time, through dealers or underwriters or through any combination of the above. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements which the Company is prepared to make available to underwriters and agents for the sale of the Debt Securities.

               The date of this Prospectus is December 15, 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            AVAILABLE INFORMATION

     Apache is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Apache can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Apache may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and also at the offices of the Chicago Stock Exchange ("CSE"), One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. The address of the Company's principal executive offices and its telephone number are 2000 Post Oak Boulevard, Houston, Texas 77056-4400 and (713) 296-6000.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information so omitted may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.

                    INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the SEC pursuant to the Exchange Act (SEC File No. 1-4300) are incorporated in and made a part of this Prospectus:

    (i) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994, filed August 2, 1995.

    (ii) Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1995, filed August 4, 1995.

    (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 14, 1995.

    (iv) Current Report on Form 8-K dated March 1, 1995, amended by Amendment No. 1 on Form 8-K/A, filed March 22, 1995.

    (v)    Current Report on Form 8-K/A dated May 17, 1995, filed July 17, 1995.

    (vi)   Current Report on Form 8-K dated June 30, 1995, filed July 24, 1995.

    (vii) Current Report on Form 8-K dated August 28, 1995, filed September 6, 1995.

    (viii) Current Report on Form 8-K dated October 27, 1995, filed November 1, 1995.

    (ix) Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, filed November 14, 1995.

     All documents which the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge, upon the written or oral request of any person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents referred to above which are incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Cheri L. Peper, Corporate Secretary, Apache Corporation, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400; (713) 296-6000.

     All defined terms under Rule 4-10(a) of Regulation S-X shall have their statutorily-prescribed meanings when used in this Prospectus. Quantities of natural gas are expressed in this Prospectus in terms of thousand cubic feet ("Mcf"), million cubic feet ("MMcf") or billion cubic feet ("Bcf"). Oil (which includes condensate) is quantified in terms of barrels ("bbls"), thousands of barrels ("Mbbls") and millions of barrels ("MMbbls"). One barrel of oil is the energy equivalent of six Mcf of natural gas, expressed as a barrel of oil equivalent. Natural gas is compared to oil in terms of thousand barrels of oil equivalent ("Mboe") and in million barrels of oil equivalents ("MMboe"). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent ("MMcfe") and billion cubic feet equivalent ("Bcfe"). Daily oil and gas production is expressed in terms of barrels of oil per day ("bopd") and thousands of cubic feet of gas per day ("Mcfd"), respectively. The Company's "net" working interest in wells or acreage is determined by multiplying gross wells or acreage by the Company's working interest therein. Unless otherwise specified, all references to wells and acres are gross.

                                  THE COMPANY

     Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets crude oil and natural gas. In North America, the Company's exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast, the Rocky Mountains and the Western Sedimentary Basin of Canada. Outside of North America, the Company has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in Indonesia, offshore China and offshore the Ivory Coast. The Company's common stock, par value $1.25 per share ("Apache Common Stock"), has been listed on the NYSE since 1969, and on the CSE since 1960.

     The Company holds interests in many of its North American and international properties through operating subsidiaries, such as Apache Canada Ltd., MW Petroleum Corporation, Apache Energy Resources Corporation, Apache Energy Limited, Apache International, Inc. and Apache Overseas, Inc. The Company treats all operations as one segment of business.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used to refinance outstanding indebtedness and for other general corporate purposes. To the extent proceeds are used to refinance outstanding indebtedness, certain terms of the indebtedness being refinanced will be set forth in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges were as follows for the respective periods indicated:

           NINE MONTHS
              ENDED
          SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
          -------------     ----------------------------------------
          1995     1994     1994     1993     1992     1991     1990
          ----     ----     ----     ----     ----     ----     ----
          1.09     2.39     2.34     2.37     .72       --      3.23

     The Company's ratios of earnings to fixed charges were computed based on:
(A) income or losses from continuing operations before income taxes and fixed charges (excluding capitalized amounts); and (B) fixed charges consist of interest on indebtedness (including amounts capitalized), amortization of debt discount and expenses and the estimated portion of rental expenses attributable to interest. Earnings were inadequate to cover fixed charges for the year 1991 by $68.1 million and $14.8 million for the year 1992 due to write downs of the carrying value of United States and Canadian oil and gas properties of DEK Energy Company (formerly known as DEKALB Energy Company ("DEKALB")) and losses incurred on the divestiture of certain of DEKALB's United States assets.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an indenture to be entered into between the Company and, unless otherwise specified in the applicable Prospectus Supplement, Chemical Bank, as trustee (the "Trustee") (the "Indenture"). The Debt Securities to be offered by this Prospectus are limited to an aggregate initial offering price not to exceed $250,000,000. However, the Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that additional Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The payment of principal of, or premium, if any, or interest on the Debt Securities will rank pari passu with all other unsecured unsubordinated indebtedness of the Company. Unless otherwise indicated herein or in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The information herein includes a summary of certain provisions of the Indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will, to the extent not described herein, be described in the Prospectus Supplement relating to such Debt Securities.

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES

  General

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms, to the extent permitted by the Indenture, and other information with respect to the Debt Securities being offered thereby, to the extent not described herein: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of the principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (v) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (vi) if other than U.S. dollars, the currency or currencies or currency unit or units in which Debt Securities may be denominated and purchased and the currency or currencies or currency units in which principal, premium (if any) and any interest may be payable; (vii) if the currency for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election; (viii) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method or methods of determination of such rate or rates and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (ix) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (x) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional redemption; (xi) information with respect to book-entry procedures relating to global Debt Securities; (xii) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such Additional Amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such terms contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; (xiv) if either or both of Section 402(2) relating to defeasance or
Section 402(3) relating to covenant defeasance shall not be applicable to the Debt Securities of such series, or any covenants in addition to those specified in Section 402(3) relating to the Debt Securities of such series shall be subject to covenant defeasance, and any deletions from, or modifications or additions to, the provisions of Article Four of the Indenture relating to satisfaction and discharge in respect of the Debt Securities of such series;
(xv) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities; (xvi) if a trustee other than Chemical Bank is named for such Debt Securities, the name of such trustee; and (xvii) any other specific terms of the Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, or premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currencies or foreign currency units will be set forth in the applicable Prospectus Supplement.

     Other than as described below under "Limitation on Liens" and "Company's Obligation to Purchase Debt Securities on Change in Control," the Indenture does not contain any provision that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a decline in the credit quality of the Company or a takeover, recapitalization or highly leveraged or similar transaction involving the Company. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby, to the extent not otherwise described herein, for any information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of the Company contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

  Discount, Series, Maturities, Registration, and Payment

     The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. See "Certain United States Federal Income Tax Considerations" herein. Federal income tax consequences and special considerations applicable to any such series may also be described in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. (Section 301) Debt Securities may be issued solely in fully registered form without coupons ("Registered

Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or as both Registered Securities and Bearer Securities. (Section
301) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. If Debt Securities of any series are issued as Bearer Securities, the applicable Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

     Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the applicable Prospectus Supplement.

  Form, Exchange, Registration and Transfer

     Debt Securities will be exchangeable for other Debt Securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and Stated Maturity (as defined in the Indenture). Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the books of the Trustee or such transfer agent contingent upon such Trustee or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)

     In the event of any redemption of Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange such Debt Securities during a period beginning at the opening of business 15 days before any selection of such Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

  Limitation on Liens

     Nothing in the Indenture or the Debt Securities will in any way limit the amount of indebtedness or securities (other than the Debt Securities) which may be incurred or issued by the Company or any of its Subsidiaries (as defined in the Indenture). The Indenture provides that neither the Company nor any Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance (defined in the Indenture as "Liens") upon any of its property, subject to certain exceptions set forth in the Indenture, without making effective provisions whereby any and all Debt Securities then outstanding shall be secured by a Lien equally and ratably with any and all other obligations thereby secured. Such restrictions will not, however, apply to (a) Liens existing on the date of the Indenture or provided for under the terms of agreements existing on the date thereof; (b) Liens securing (i) all or part of the cost of exploration, production, gathering, processing, marketing, drilling or development of any properties of the Company or any of its Subsidiaries, or securing indebtedness incurred to provide funds therefor; or (ii) indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor; (c) Liens which secure only indebtedness owing by a Subsidiary to the Company, or to one or more Subsidiaries, or the Company and one or more Subsidiaries; (d) Liens on the property of any corporation or other entity existing at the time such corporation or entity becomes a Subsidiary; (e) Liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;
(f) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in the foregoing clauses (a) through (e) existing on the date of the Indenture; (g) certain Liens incurred in the ordinary course of business or (h) Liens which secure Limited Recourse Indebtedness (as defined in the Indenture). The following types of transactions, among others, shall not be deemed to create indebtedness secured by Liens: (i) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest and (ii) Liens required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by any such entity pursuant to the provisions of any contract or statute. (Section 1005)

  Limitation on Sale/Leaseback Transactions

     The Indenture provides that neither the Company nor any Subsidiary will enter into any arrangement with any person (other than the Company or a Subsidiary) providing for the leasing to the Company or a Subsidiary for a period of more than three years of any property which has been, or is to be, sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or a Subsidiary) to which funds have been or are to be advanced by such person on the security of the leased property unless either (a) the Company or such Subsidiary would be entitled, pursuant to the provisions described under "Limitation on Liens" above, to incur indebtedness in a principal amount equal to or exceeding the value of such sale/leaseback transaction, secured by a Lien on the property to be leased; (b) since the date of the Indenture and within a period commencing six months prior to the consummation of such arrangement and ending six months after the consummation thereof, the Company or such Subsidiary has expended or will expend for any property (including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs thereto) an amount equal to all or a portion of the net proceeds of such arrangement and the Company elects to designate such amount as a credit against such arrangement (with any such amount not being so designated to be applied as set forth in (c) below); or (c) the Company, during or immediately after the expiration of the 12 months after the effective date of such transaction, applies to the voluntary defeasance or retirement of the Debt Securities and its other Senior Indebtedness (as defined in the Indenture) an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value, in the opinion of the board of directors of the Company of such property at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by the Company as set forth in (b) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily retired by the Company within such 12-month period. (Section 1006)

  Events of Default

     Unless otherwise specified in the applicable Prospectus Supplement, any one of the following events will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days;
(b) failure
to pay principal of (or premium, if any) on the Debt Securities of such series when due and payable, either at maturity or, if applicable, at 12:00 noon on the Business Day following the Change in Control Purchase Date; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture or the Debt Securities (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Debt Securities), continued for 60 days after written notice as provided in the Indenture; (d) the acceleration of any Indebtedness (as defined in the Indenture) of the Company or any Subsidiary in excess of an aggregate of $25,000,000 in principal amount under any event of default as defined in any mortgage, indenture or instrument and such acceleration has not been rescinded or annulled within 30 days after written notice as provided in the Indenture specifying such Event of Default and requiring the Company to cause such acceleration to be rescinded or annulled; (e) failure to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against the Company or any Subsidiary exceeding an aggregate of $25,000,000 in principal amount which is not stayed on appeal or otherwise being appropriately contested in good faith; (f) certain events of bankruptcy, insolvency or reorganization involving the Company or any Subsidiary; and (g) any other Event of Default provided with respect to the Debt Securities of that series. (Section 501)

     If an Event of Default with respect to the Debt Securities of any series (other than an Event of Default described in (e) or (f) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of such Debt Securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (e) or (f) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Debt Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 502)

     The Indenture provides that, within 90 days after the occurrence of any Event of Default thereunder with respect to the Debt Securities of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Debt Securities of such series unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, or additional amounts, if any, on any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 602)

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 504)

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 601) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512)

  Company's Obligation to Purchase Debt Securities on Change in Control

     Upon the occurrence of a "Change in Control" as defined in the Indenture, the Company shall mail within 15 days of the occurrence of such Change in Control written notice regarding such Change in Control to the Trustee of the Debt Securities of each series and to every holder thereof, after which the Company shall be obligated, at the election of each holder thereof, to purchase such Debt Securities. Under the Indenture, a "Change in Control" is deemed to occur upon (a) the occurrence of any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either (i) 50% or more of the Company's Common Stock then outstanding, or (ii) 50% or more of the voting power of the voting stock of the Company then outstanding, (b) the consummation of sale, transfer, lease, or conveyance of the Company's properties and assets substantially as an entirety to any Person or Persons who are not Subsidiaries of the Company; and (c) the consummation of any consolidation of the Company with or merger of the Company into any other Person in a transaction in which either (i) the Company is not the sole surviving corporation or (ii) Common Stock existing prior to such transaction is converted into cash, securities or other property and those exchanging the Company's Common Stock do not receive either (x) 75% or more of the survivor's common stock or (y) 75% or more of the voting power of the survivor's voting stock, following the consummation of such transaction. The notice to be sent to every Trustee and holder upon a Change in Control shall, in addition, be published at least once in an Authorized Newspaper (as defined in the Indenture) and shall state (a) the event causing the Change in Control and the date thereof, (b) the date by which notice of such Change in Control is required by the Indenture to be given, (c) the date (which date shall be 35 business days after the occurrence of the Change in Control) by which the Company shall purchase Debt Securities to be purchased pursuant to the selling holder's exercise of rights on Change in Control (the "Change in Control Purchase Date"), (d) the price specified in such Debt Securities for their purchase by the Company (the "Change in Control Purchase Price"), (e) the name and address of the Trustee, (f) the procedure for surrendering Debt Securities to the Trustee or other designated office or agent for payment, (g) a statement of the Company's obligation to make prompt payment on proper surrender of such Debt Securities, (h) the procedure for holders' exercise of rights of sale of such Debt Securities by delivery of a "Change in Control Purchase Notice", and
(i) the procedures for withdrawing a Change in Control Purchase Notice. No purchase of any Debt Securities shall be made if there has occurred and is continuing an Event of Default under the Indenture (other than default in payment of the Change in Control Purchase Price). In connection with any purchase of Debt Securities under this paragraph, the Company will comply with all Federal and state securities laws, including, specifically, Rule 13E-4, if applicable, of the Exchange Act, and any related Schedule 13E-4 required to be submitted under such Rule. (Section 1601)

  Discharge, Defeasance and Covenant Defeasance

     The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be. (Section 401)

     The Indenture provides that, unless the provisions of Section 402 thereof are made inapplicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and other obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402(2)) or (b) to be released from its obligations with respect to such Debt Securities under the covenants described in "Limitation on Liens" and "Limitation on Sale/Leaseback Transactions" above or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"). (Section 402(3)) Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust of an amount, in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities on the scheduled due dates therefor. (Section 402(4))

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. (Section 402(4)(d) and (e))

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 101)

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 101)

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on
(x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 402(5))

     "Conversion Event" means the cessation of use of (i) a Foreign Currency other than the ECU both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 1005 and 1006 of the Indenture (which Sections would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

     Under the Indenture, the Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default. (Section 1009)

  Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount of, or premium or interest on, or any Additional Amounts with respect to any Debt Security, (c) change the coin or currency in which any Debt Security or any premium or any interest thereon or any Additional Amounts with respect thereto is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Securities (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date), (e) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (g) modify any of the above provisions. (Section 902)

     The holders of at least a majority in aggregate principal amount of Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The holders of not less than a majority in aggregate principal amount of Debt Securities of any series may, on behalf of all holders of Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on or any Additional Amounts with respect to Debt Securities of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series. (Section 513)

  Consolidation, Merger and Sale of Assets

     The Company may, without the consent of the holders of the Debt Securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

  Concerning the Trustee

     Unless otherwise specified in the applicable Prospectus Supplement, Chemical Bank, New York, New York will be the Trustee under the Indenture.

PROVISIONS APPLICABLE TO REMARKETED NOTES

  Interest

     General. Each Remarketed Note initially will earn interest at the fixed or floating rate (the "Initial Interest Rate") for the period of time (the "Initial Interest Rate Period") specified in the applicable Prospectus Supplement. Thereafter, unless otherwise specified in the applicable Prospectus Supplement, each Remarketed Note will earn interest at the Company's option in either the Short Term Rate Mode or the Long Term Rate Mode (collectively, "Interest Rate Modes"), in each case as described below under "Interest Rate Modes." A Remarketed Note will have Interest Rate Periods of 365 days or less ("Short Term Rate Periods") if in the Short Term Rate Mode and more than 365 days ("Long Term Rate Periods" ) if in the Long Term Rate Mode. Unless otherwise specified in the applicable Prospectus Supplement, each Remarketed Note may bear interest at different rates and have different Interest Rate Modes, Interest Rate Periods and other terms as described herein.

     Following the Initial Interest Rate Period, the interest rate for each Remarketed Note will be established by a remarketing agent (the "Remarketing Agent") selected by the Company or otherwise as specified herein. While a Remarketed Note is in the Short Term Rate Mode, it will earn interest during each Short Term Rate Period at fixed rates established by the Remarketing Agent on the first day of such Short Term Rate Period as described below under "Interest -- Determination of Interest Rates, Spreads and Spread Multipliers." While a Remarketed Note is in the Long Term Rate Mode, it will earn interest during each Long Term Rate Period at fixed rates established by the Remarketing Agent prior to the commencement of such Long Term Rate Period and/or rates established on the Interest Rate Adjustment Date (as defined below) for such Long Term Rate Period and reset at intervals established by the Remarketing Agent with the consent of the Company prior to the commencement of such Long Term Rate Period by reference to an Interest Rate Basis or Interest Rate Bases established by the Company prior to the commencement of such Long Term Rate Period as adjusted by a Spread, if any, and a Spread Multiplier, if any, established prior to the commencement of such Long Term Rate Period by the Remarketing Agent, in each case as specified below under "Inter-est --Determination of Interest Rates, Spreads and Spread Multipliers" and "Determination of Floating Interest Rates."

     Interest on each Remarketed Note during the Initial Interest Rate Period will be payable on the Interest Payment Dates to holders on the Record Dates, in each case, specified in the applicable Prospectus Supplement. Thereafter, unless otherwise specified in the applicable Prospectus Supplement, the Interest Payment Dates for such Remarketed Note will be determined as follows: (i) interest with respect to each Short Term Rate Period will be payable on the Business Day next following such Short Term Rate Period; and (ii) interest with respect to each Long Term Rate Period will be payable no less than semiannually on such dates as are established by the Remarketing Agent prior to the commencement of each Long Term Rate Period in the case of a fixed interest rate, and as described below under "Floating Interest Rates" in the case of a floating interest rate. Also thereafter, unless otherwise specified in the applicable Prospectus Supplement, the Record Date for each Interest Payment Date will be
(y) in the case of each Short Term Rate Period, the Business Day next preceding such Interest Payment Date, and (z) in the case of each Long Term Rate Period, the 15th day (whether or not a Business Day) prior to such Interest Payment Date.

     Interest on each Remarketed Note will be computed during the Initial Interest Rate Period as specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, (i) interest earned during a Short Term Rate Period and interest earned at a floating rate during a Long Term Rate Period will be computed on the basis of actual days elapsed over 360 (or over the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or Treasury Rate (each as defined below)), and (ii) interest on Remarketed Notes bearing interest at a fixed rate during a Long Term Rate Period will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

     Payments of principal of, and interest on, Remarketed Notes will be made by the Company through the Trustee to DTC. See "DTC Book-Entry Only System" and "Purchase and Redemption of Remarketed Notes -- Special Mandatory Purchase" below.

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York, New York; provided, however, that with respect to Debt Securities in the Long Term Rate Mode as to which LIBOR (as hereinafter defined) is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means (i) if the Index Currency (as hereinafter defined) is other than European Currency Units ("ECU"), any day on which dealings in such Index Currency are transacted in the London interbank market or
(ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on the page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

     Determination of Interest Rates, Spreads and Spread Multipliers. The interest rate and, in the case of a floating interest rate, the Spread (if any) and the Spread Multiplier (if any) for each Remarketed Note following the Initial Interest Rate Period will be adjusted by the Remarketing Agent on the first day of each succeeding Interest Rate Period, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum interest rate and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of the Remarketing Agent to produce a par bid in the remarketing of such Remarketed Note for such Interest Rate Period. Each remarketing will take place at the times described below under "Interest Rate Modes." The floating interest rate for any Long Term Rate Period for any Remarketed Note will be determined in the manner discussed below under "Determination of Floating Interest Rates."

     In the event that (i) the Remarketing Agent for any Remarketed Note has been removed or has resigned and no successor has been appointed, or (ii) the Remarketing Agent for such Remarketed Note has failed to announce the appropriate interest rate, Spread or Spread Multiplier, as the case may be, on the Interest Rate Adjustment Date for such Remarketed Note for whatever reason, or (iii) the appropriate interest rate, Spread, Spread Multiplier or Interest Rate Period cannot be determined for such Remarketed Note for whatever reason, then in each case (y) the Interest Rate Period for such Remarketed Note will be converted automatically to a Weekly Rate Period (a Short Term Rate Period described below) and the rate of interest thereon will be equal to the rate per annum announced by The First National Bank of Chicago (or such other nationally recognized bank located in the United States as the Company may select and notify the Trustee in writing) as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate") and (z) such Remarketed Note will be subject to Special Mandatory Purchase. See "Purchase and Redemption of Remarketed Notes" below.

     The interest rate on the Remarketed Notes will not exceed the "Maximum Rate," which, unless otherwise indicated in the applicable Prospectus Supplement, is defined to mean 15% per annum or such higher rate as may be established from time to time by the Board of Directors of the Company.

     After any Interest Rate Adjustment Date, any Beneficial Owner may contact the Trustee or the Remarketing Agent in order to be advised of the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Beneficial Owner's Remarketed Notes. Except as described below under "Floating Interest Rates" with respect to Remarketed Notes earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be sent to Beneficial Owners.

     The interest rate, Spread (if any) and Spread Multiplier (if any) announced by the Remarketing Agent, as well as the other matters disclosed to holders and prospective purchasers of Remarketed Notes as described below under "Determination of Floating Interest Rates," absent manifest error, will be binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

  Interest Rate Modes

     The Short Term Rate Mode and the Long Term Rate Mode, and conversion from one Interest Rate Mode to another and among Interest Rate Periods within a particular Interest Rate Mode, are described below.

     The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as described herein and in the applicable Prospectus Supplement. See "Remarketing -- Interest Rate Adjustment Date; Determination of Interest Rate" below.

     Short Term Rate Mode. The Interest Rate Period for each Remarketed Note in the Short Term Rate Mode will be a Short Term Rate Period, which will be a period of not less than one nor more than 365 consecutive calendar days, as determined by the Company (as described below under "Conversion Between Short Term Rate Periods") or, if not so determined, by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note). Each Short Term Rate Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note, which day must be a Business Day and will be the Interest Adjustment Date for such next Interest Rate Period. The interest rate for any Short Term Rate Period relating to a Remarketed Note will be a fixed rate determined not later than 12:00 p.m., New York City time, on the Interest Rate Adjustment Date for such Short Term Rate Period.

     A Weekly Rate Period is a Short Term Rate Period and will be a period of approximately seven days determined by the Remarketing Agent commencing on any Interest Rate Adjustment Date and ending on the day preceding the first day of the next Interest Rate Period for such Remarketed Note.

     Long Term Rate Mode. The Interest Rate Period for each Remarketed Note in the Long Term Rate Mode will be a Long Term Rate Period, which will be a period of more than 365 consecutive days and less than the remaining term of such Remarketed Note established by the Company upon fifteen (15) days prior notice to the Remarketing Agent and the Trustee. Each Long Term Rate Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note, which day must be a Business Day and will be the Interest Adjustment Date for such next Interest Rate Period; however, the last day of each Long Term Rate Period must end on the day prior to the last Interest Payment Date for such period. The interest rate for any Long Term Rate Period for a Remarketed Note will be a fixed rate or a floating rate determined not later than 4:00 p.m., New York City time, on the third Business Day preceding the Interest Rate Adjustment Date for such Long Term Rate Period.

  Floating Interest Rates

     With respect to any Remarketed Note in the Long Term Rate Mode, the Company may elect a floating interest rate by providing notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), received by the Trustee and the Remarketing Agent for such Remarketed Note (the "Floating Interest Rate Notice") not less than fifteen (15) days prior to the Interest Rate Adjustment Date for such Long Term Rate Period. Each Floating Interest Rate Notice must identify by CUSIP number or otherwise each Remarketed Note to which it relates and state the Long Term Rate Period to which it relates. Each Floating Interest Rate Notice must also state whether the floating interest rate is a "Regular Floating Rate," a "Floating Rate/Fixed Rate" or an "Inverse Floating Rate," the Fixed Rate Commencement Date, if applicable, the Interest Rate Basis or Bases, the Initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Payment Period and Dates, the Index Maturity and the Maximum Interest Rate and/or Minimum Interest Rate, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below. See "Determination of Floating Interest Rates" below.

  Conversion

     Conversion Between Short Term Rate Periods. Each Remarketed Note in a Short Term Rate Period may be remarketed into the same Interest Rate Period or converted at the option of the Company to a different Short Term Rate Period (notwithstanding the determination that the Remarketing Agent may make as described above under "Interest Rate Modes -- Short Term Rate Mode") on any Interest Rate Adjustment Date upon receipt by the Remarketing Agent and the Trustee of a notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), from the Company (a "Conversion Notice") prior to 9:30 a.m., New York City time, or the remarketing of such Remarketed Note, whichever later occurs, on such Interest Rate Adjustment Date.

     Conversion from the Short Term Rate Mode to the Long Term Rate Mode. Each Remarketed Note in the Short Term Rate Mode may be converted at the option of the Company to the Long Term Rate Mode on any Interest Rate Adjustment Date upon receipt not less than fifteen (15) days prior to such Interest Rate Adjustment Date by the Remarketing Agent and the Trustee of a Conversion Notice from the Company.

     Conversion Between Long Term Rate Periods or from the Long Term Rate Mode to the Short Term Rate Mode. Each Remarketed Note in a Long Term Rate Period may be remarketed in the same Interest Rate Period or converted at the option of the Company to a different Long Term Rate Period or from the Long Term Rate Mode to the Short Term Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee and the Remarketing Agent for such Remarketed Note of a Conversion Notice from the Company not less than fifteen
(15) days prior to such Interest Rate Adjustment Date.

     Conversion Notice. Each Conversion Notice must state each Remarketed Note to which it relates and the new Interest Rate Mode (if applicable), the new Interest Rate Period (which, if not so stated, shall be the Weekly Rate Period), the date of the applicable conversion (the "Conversion Date") and, with respect to any Long Term Rate Period, any optional redemption terms for each such Remarketed Note. If the Company revokes a Conversion Notice or the Trustee and the Remarketing Agent fail to receive a Conversion Notice from the Company by the specified date in advance of the Interest Rate Adjustment Date for a Remarketed Note, the Remarketed Note shall be converted automatically to the Weekly Rate Period.

  Revocation or Change of Conversion Notice or Floating Interest Rate Notice

     The Company may, upon written notice (which includes facsimile or appropriate electronic media) received by the Remarketing Agent and the Trustee, revoke any Conversion Notice or Floating Interest Rate Notice, change any Interest Rate Mode or Interest Rate Period or any optional redemption terms specified in any Conversion Notice or change any Floating Interest Rate Notice not later than (i) 9:30 a.m., New York City time, on the Conversion Date with respect to any attempted conversion of the applicable Remarketed Note to a Short Term Rate Period, or (ii) 4:00 p.m., New York City time, on the third Business Day preceding the Conversion Date with respect to any attempted conversion of the applicable Remarketed Note to, or establishment of a floating interest rate for, a Long Term Rate Period.

  Tender of Remarketed Notes

     Unless otherwise indicated in the applicable Prospectus Supplement, any Remarketed Note bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or the Short Term Rate Mode will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto and, if successfully remarketed, repurchased or redeemed on such date, each Beneficial Owner tendering Remarketed Notes will not be entitled to further interest thereon after such date. Remarketed Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below. See "Remarketing" below.

  Remarketing

     When any Remarketed Note is tendered for remarketing, the Remarketing Agent therefor will use its reasonable efforts to remarket such Remarketed Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof. The Remarketing Agent may purchase tendered Remarketed Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Remarketed Notes in a remarketing, provided that the interest rate established with respect to Remarketed Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Remarketed Notes. Any Remarketed Notes for which the Company shall have given a notice of redemption to the Remarketing Agent and the Trustee shall not be included in a remarketing.

     Interest Rate Adjustment Date; Determination of Interest Rate. In connection with any Remarketed Note that is being remarketed into a Short Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 11:00 a.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will determine the interest rate for such Remarketed Note being remarketed to the nearest one hundred-thousandth of one percent per annum for the next Interest Rate Period; provided, that between 11:00 a.m., New York City time, and 12:00 p.m., New York City time, the Remarketing Agent and Standby Remarketing Agent (if any) shall use their reasonable efforts to determine the interest rate for any Notes not successfully remarketed as of 11:00 a.m., New York City time.

     In connection with any Remarketed Note that is being remarketed into a Long Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 4:00 p.m., New York City time, on the third Business Day preceding such Interest Rate Adjustment Date, the Remarketing Agent will determine the interest rate for such Remarketed Note to the nearest one hundred-thousandth (.00001) of one percent per annum for the next Interest Rate Period; provided, that if for any reason the Remarketing Agent is unable to determine such interest rate by such time, the next Interest Rate Period for such Remarketed Note shall be a Weekly Rate Period or such other Short Term Rate Period as the Company may determine by 9:30 a.m., New York City time, on such Interest Rate Adjustment Date.

     In determining the applicable interest rate for any Remarketed Note and other terms, the Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Remarketed Notes of such series tendered or to be tendered on the applicable Interest Rate Adjustment Date and the principal amount of such Remarketed Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Remarketed Notes.

     Notification of Results; Settlement. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Notes, the Remarketing Agent will notify the Company and the Trustee in writing (which includes facsimile or appropriate electronic media) of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate and the initial Interest Reset Date, the Spread and Spread Multiplier and in each case the Interest Rate Adjustment Date applicable to such Remarketed Notes for the next Interest Rate Period, (ii) the Interest Payment Dates (in the case of Remarketed Notes in the Long Term Rate Mode), (iii) the aggregate principal amount of tendered Remarketed Notes, (iv) the aggregate principal amount of such tendered Remarketed Notes which the Remarketing Agent and the Standby Remarketing Agent, if any, were able to remarket, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon and (v) such other information as the Trustee may require for settlement purposes. Promptly thereafter, the Trustee will transmit to DTC, in accordance with DTC's procedures in effect from time to time, such information as DTC may require.

     By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will advise each purchaser of such Remarketed Notes (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Remarketed Notes that such purchaser is to purchase.

     As long as DTC's nominee holds the certificates representing any Remarketed Notes in the book entry system of DTC, no certificates for such Remarketed Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Remarketed Notes effected in any remarketing and the following procedures will apply.

     Each purchaser of Remarketed Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the Remarketing Agent by 3:00 p.m. New York City time, on the Interest Rate Adjustment Date pending delivery of the principal amount of such Remarketed Notes by book entry through DTC by the close of business on the Interest Rate Adjustment Date. The Remarketing Agent will make or cause to be made payment of such amount to the Trustee.

     All tendered Remarketed Notes will be automatically delivered to the account of the Trustee, by book entry through DTC pending payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

     Subject to receipt of funds from the purchaser or the Company, as the case may be, the Trustee will make payment to DTC, which will make payment to the DTC Participant of each Beneficial Owner tendering Remarketed Notes subject to a remarketing, by book entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Remarketed Notes, of: (i) the purchase price for tendered Remarketed Notes that have been sold in the remarketing, and (ii) if any such Remarketed Notes were purchased pursuant to a Special Mandatory Purchase, the purchase price of such Remarketed Notes plus, in each case, accrued interest, if any to such date.

     The transactions described above for a remarketing of any Remarketed Notes will be executed on the Interest Rate Adjustment Date for such Remarketed Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and such Remarketed Notes delivered by book entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing. See "DTC Book-Entry-Only System."

     Except as otherwise set forth herein under "Purchase and Redemption of Remarketed Notes" below, any Remarketed Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Remarketed Notes in such remarketing, and neither the Remarketing Agent for such Remarketed Notes, the Standby Remarketing Agent, if any, the Trustee nor the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

     Although tendered Remarketed Notes will be subject to purchase by the Remarketing Agent in a remarketing, the Remarketing Agent will not be obligated to purchase any such Remarketed Notes.

     The remarketing procedures set forth above will apply to all Remarketed Notes except to the extent otherwise indicated in the applicable Prospectus Supplement for such Remarketed Notes. The settlement and remarketing procedures described above, including the notice provisions and provisions for payment by purchasers of tendered Remarketed Notes or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by DTC. In addition, the Remarketing Agent may, in accordance with the terms of the Remarketed Notes, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

     Failed Remarketing. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes not successfully remarketed will be purchased by the Company. By 12:15 p.m., New York City time, on any Interest Rate Adjustment Date, the Remarketing Agent for such Remarketed Notes will notify the Trustee and the Company by telephone, confirmed in writing (which includes facsimile or appropriate electronic media), of the principal amount of Remarketed Notes that such Remarketing Agent and the Standby Remarketing Agent, if any, were unable to remarket on such date. Payment of the principal amount of unremarketed Remarketed Notes by the Company and payment of accrued and unpaid interest, if any, by the Company, shall be made by deposit of same-day funds with the Trustee by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "Purchase and Redemption of Remarketed Notes" below.

  The Remarketing Agreement

     The Company and each Remarketing Agent for Remarketed Notes will enter into a Remarketing Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to and qualified in their entirety by, the provisions of the Remarketing Agreement.

     Fees and Expenses. For its services in determining the interest rate and remarketing Remarketed Notes, the Remarketing Agent will receive from the Company a fee to be determined at the time of execution of the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers, including any Standby Remarketing Agent, a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Remarketed Notes sold through such broker-dealers to purchasers in remarketings.

     Indemnification of Remarketing Agent. The Company will agree to indemnify the Remarketing Agent and the Standby Remarketing Agent against certain liabilities, including liabilities under the Securities Act arising out of or in connection with its duties under the Remarketing Agreement.

     Conditions to the Remarketing Agent's Obligations. The obligation of the Remarketing Agent and any Standby Remarketing Agreement to remarket Remarketed Notes and perform its other obligations under the Remarketing Agreement are subject to certain conditions, including (a) the accuracy of certain representations and warranties by the Company and the performance by the Company of its obligations and agreements set forth in the Remarketing Agreement and the Distribution Agreement relating to the initial sale of such Remarketed Notes;
(b) none of the following events shall exist at the time the Remarketing Agent's performance is required: (i) all of the Remarketed Notes for which the Remarketing Agent is responsible shall have been called for redemption or purchased pursuant to a Special Mandatory Purchase; (ii) without the prior written consent of the Remarketing Agent, the Indenture or the Remarketed Notes shall have been amended in any manner, or otherwise contain any provision not contained therein as of their dates, that in the reasonable opinion of the Remarketing Agent materially changes the nature of the Remarketed Notes or remarketing procedures; (iii) a suspension or material limitation in trading in securities generally on the American Stock Exchange or the New York Stock Exchange or the suspension of trading of the Company's securities on any exchange shall have occurred or a banking moratorium shall have been declared by federal or New York authorities; (iv) any outbreak or escalation of major hostilities, any declaration of war by Congress or any other substantial calamity or emergency shall have occurred; or (v) a material adverse change or any development which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company shall have occurred; and (c) between the time at which the interest rate on any Remarketed Note is established and the time at which payment therefor is to be made, the rating of the Remarketed Notes shall not have been downgraded or put on Credit Watch or Watch List with negative implications or withdrawn by a national rating service, the effect of which, in the opinion of the Remarketing Agent, is to affect materially and adversely the market price of the Remarketed Notes or the Remarketing Agent's ability to remarket the Remarketed Notes.

     Replacement of the Remarketing Agent. The Remarketing Agreement will provide that the Company may in its absolute discretion replace the Remarketing Agent by giving 30 days prior notice to the Remarketing Agent and the Trustee, such replacement to be effective upon the Company's appointment of a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. The Remarketing Agreement will also provide that the Company reserves the right to appoint or replace any Standby Remarketing Agent at any time.

     Resignation of the Remarketing Agent. The Remarketing Agreement will also provide that the Remarketing Agent or any Standby Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent.

  Purchase and Redemption of Remarketed Notes

     Special Mandatory Purchase. Remarketed Notes which have not been remarketed by 12:15 p.m., New York City time, on an Interest Rate Adjustment Date for such Remarketed Notes will be purchased by the Company pursuant to the Special Mandatory Purchase Right. In such event the Company will deposit same-day funds with the Trustee irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds shall be in an amount sufficient to pay 100% of the principal amount of and accrued and unpaid interest, if any, on such Remarketed Notes. Such Remarketed Notes will remain outstanding and enjoy the benefits of the Indenture until such time as the Company delivers certificates for the Remarketed Notes to the Trustee for cancellation or the Trustee otherwise reflects on its records that such funds have been paid in full.

     Redemption While Remarketed Notes are in the Initial Interest Rate Period. During the Initial Interest Rate Period for any Remarketed Notes, such Remarketed Notes will be subject to redemption only to the extent provided, and upon the terms set forth, in the applicable Prospectus Supplement.

     Optional Redemption on any Interest Rate Adjustment Date. Unless otherwise provided in the applicable Prospectus Supplement, each Remarketed Note will be subject to redemption at the option of the Company without notice to the holder thereof on any Interest Rate Adjustment Date therefor at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to such date.

     Redemption While Remarketed Notes are in the Long Term Rate Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to such Long Term Rate Mode.

     Allocation. Except in the case of a Special Mandatory Purchase, if the Remarketed Notes are to be redeemed in part, and as long as DTC's nominee holds the certificates representing any Remarketed Notes, DTC, after receiving notice of redemption specifying the aggregate principal amount of Remarketed Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Remarketed Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, DTC will give notice of such determination to each DTC Participant from whose account such Remarketed Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice, will in turn determine the principal amount of Remarketed Notes to be redeemed from the accounts of the Beneficial Owners of such Remarketed Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

  Events of Default

     In addition to the Events of Default set forth above under "Provisions Applicable to All Debt Securities -- Events of Default," failure by the Company to purchase Remarketed Notes after written notice of a failed remarketing by the Remarketing Agent on behalf of the Beneficial Owners of such Remarketed Notes in the manner provided in the Remarketed Notes will constitute an Event of Default under the Indenture with respect to such Remarketed Notes.

     If an Event of Default occurs and is continuing with respect to the Remarketed Notes of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Remarketed Notes of such series by all appropriate judicial proceedings. (Section 504)

  The Bank Credit Facility Agreement

     In order to fulfill its obligations under the Special Mandatory Purchase Right, the Company may from time to time, at its option, modify, amend and restate its existing bank credit agreements or enter into one or more credit agreements (the "Bank Credit Facility Agreement") with one or more banks or other credit providers (referred to individually and collectively herein as the "Bank"). The Company will retain the right to replace, add or discharge any or all Banks at any time. Purchasers of the Remarketed Notes should not rely upon the presence of Banks in making an investment decision regarding the Remarketed Notes.

     The Banks' obligation to advance funds may be subject to conditions specified in the Bank Credit Facility Agreement. Unless otherwise indicated in the applicable Prospectus Supplement, such conditions include: availability for borrowing under such credit facility; receipt by the Banks of various documents, certificates and opinions from the Company; the continued accuracy of certain representations and warranties made by the Company in the Bank Credit Facility Agreement; that no event has occurred and is continuing which would constitute an event of default under the Bank Credit Facility Agreement (such events include failure by the Company to pay amounts owing under the Bank Credit Facility Agreement, inaccuracy of representations and warranties when made, failure to perform covenants under the Bank Credit Facility Agreement, failure to pay any debt owing by the Company in excess of $25,000,000, certain events of bankruptcy or insolvency of the Company, an Event of Default under the Indenture or the non-enforceability of certain related documents); and receipt by the Banks of a borrowing request from the Company.

     The Company may indemnify a Bank against certain liabilities arising out of or in connection with its duties under the Bank Credit Facility Agreement. A copy of the Company's current Bank Credit Facility Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The summaries of certain provisions of any Bank Credit Facility Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such Bank Credit Facility Agreement.

  Determination of Floating Interest Rates

     Unless otherwise specified in the applicable Prospectus Supplement, with the consent of the Remarketing Agent, a floating interest rate described below will apply to any Long Term Rate Period for a Remarketed Note specified by the Company upon receipt by the Trustee, the Remarketing Agent for such Remarketed Note and DTC of a notice in or confirmed in writing (the "Floating Interest Rate Notice") from the Company not less than fifteen (15) days prior to the Interest Rate Adjustment Date for such Long Term Rate Period. Each Floating Interest Rate Notice must identify by CUSIP number or otherwise each Remarketed Note to which it relates and the Long Term Rate Period to which it relates. Each Floating Interest Rate Notice must also state whether the floating interest rate is a "Regular Floating Rate," a "Floating Rate/Fixed Rate" or an "Inverse Floating Rate," the Fixed Rate Commencement Date, if applicable, the Interest Rate Basis or Bases, the Initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Payment Period and Dates, the Index Maturity and the Maximum Interest Rate and/or Minimum Interest Rate, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

     The floating interest rate for any Long Term Rate Period for any Remarketed Note will be determined as follows:

          (i) Unless the floating interest rate is a "Floating Rate/Fixed Rate" or an "Inverse Floating Rate," such floating interest rate will be a "Regular Floating Rate" and, except as described below or in the applicable Floating Interest Rate Notice, will be the interest rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Interest Rate Adjustment Date for such Long Term Rate Period, the rate at which interest on such Remarketed Note will be payable will be reset as of each Interest Reset Date during such Long Term Rate Period.

          (ii) If the floating interest rate is designated as a "Floating Rate/Fixed Rate," then, except as described below or in the applicable Floating Interest Rate Notice, such floating interest rate will be the interest rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Interest Rate Adjustment Date for such Long Term Rate Period, the rate at which interest on such Remarketed Note shall be payable shall be reset as of each Interest Reset Date during such Long Term Rate Period; provided, however, that the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the last day of such Long Term Rate Period will be the Fixed Interest Rate if such rate is specified in the applicable Floating Interest Rate Notice or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If the floating interest rate is designated as an "Inverse Floating Rate," then, except as described below or in the applicable Floating Interest Rate Notice, such Remarketed Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate thereon will not be less than zero. Commencing on the Interest Rate Adjustment Date for such Long Term Rate Period, the rate at which interest on such Remarketed Note shall be payable shall be reset as of each Interest Reset Date during such Long Term Rate Period.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Long Term Rate Period for such Remarketed Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Long Term Rate Period by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate from time to time for such Long Term Rate Period. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day during such Long Term Rate Period shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable floating interest rate on Remarketed Notes during any Long Term Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate, (vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice; provided, however, in the case of a Floating Rate/Fixed Rate, the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the last day of such Long Term Rate Period will be the Fixed Interest Rate, if such rate is specified by the Remarketing

Agent or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The applicable Floating Interest Rate Notice will specify whether the rate of interest will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Floating Interest Rate Notice, the Interest Reset Dates will be, in the case of a floating interest rate which resets: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below); (iii) monthly, the third Wednesday of each month (unless the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, in which case the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Prospectus Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Floating Interest Rate Notice; provided, however, that, with respect to a Floating Rate/Fixed Rate, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as hereinafter defined). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day that Treasury Bills (as hereinafter defined) are auctioned during or for the week in which the applicable Interest Reset Date falls (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a floating interest rate which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Either or both of the following may also apply to the floating interest rate on a Remarketed Note for a Long Term Rate Period: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Reset Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Reset Period. In addition to any Maximum Interest Rate that may apply, the interest rate on any Remarketed Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

     Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Floating Interest Rate Notice; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period. If any Interest Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

     All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     Accrued floating rate interest will be calculated by multiplying the principal amount of the Remarketed Note to which it relates by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Floating Interest Rate Notice.

     Unless otherwise specified in the applicable Floating Interest Rate Notice, Chemical Bank will be the "Calculation Agent." Upon request of the Beneficial Owner of any Remarketed Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Remarketed Note. Unless otherwise specified in the applicable Floating Interest Rate Notice, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Floating Interest Rate Notice, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "CD Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "CMT Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption
". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15
 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the Floating Interest Rate Notice, for the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least

$100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent, after consultation with the Company, are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent, after consultation with the Company, will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Floating Interest Rate Notice, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Floating Interest Rate Notice with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Floating Interest Rate Notice, the Designated CMT Maturity Index shall be 2 years.

     Commercial Paper Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Floating Interest Rate Notice as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Floating Interest Rate Notice as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00, New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for commercial paper having the Index Maturity specified in the applicable Floating Interest Rate Notice placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                           D X 360
Money Market Yield = -------------------- X 100
                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable Floating Interest Rate Notice, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Floating Interest Rate Notice, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination

     Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause
     (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent, after consultation with the Company, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Floating Interest Rate Notice and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Floating Interest Rate Notice as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Floating Interest Rate Notice, the Index Currency shall be United States dollars.

     "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be New York City, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     Prime Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "Prime Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen U.S. PRIME 1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen U.S. PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include Chemical Bank) in New York City selected by the Calculation Agent, after consultation with the Company. If fewer than four such quotations are so provided, then the

Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies (which may include Chemical Bank) as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, have total equity capital of at least $500 million and are subject to supervision or examination by Federal or State authority, selected by the Calculation Agent, after consultation with the Company, to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen U.S. PRIME 1 Page" means the display designated as page "U.S. PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the U.S. PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Long Term Rate Period for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Floating Interest Rate Notice, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice are not reported as provided by 3:00 p.m., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent, and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

                           DTC BOOK-ENTRY-ONLY SYSTEM

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be registered under a book-entry-only system maintained by The Depository Trust Company, New York, New York ("DTC"). The book-entry-only system will evidence ownership interests in the Debt Securities in book-entry-only form. Purchasers of ownership interests in the Debt Securities will not receive certificates representing their interests in the Debt Securities purchased. Transfers of ownership interests will be effected on the records of DTC and its participating organizations (the "DTC Participants") pursuant to rules and procedures established by DTC.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the Debt Securities, payment of interest and other payments on the Debt Securities to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the Debt Securities and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the Debt Securities. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC was created to hold securities of the DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of security certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

     The ownership of the fully-registered Debt Securities will be registered in the name of Cede & Co., as nominee for DTC. Ownership interests in the Debt Securities may be purchased by or through DTC Participants and will be recorded on the records of the DTC Participants, whose interests in turn will be recorded on a computerized book-entry-only system operated by DTC. Such DTC Participants and the person for whom they acquire interests in the Debt Securities as nominees ("Beneficial Owner") will not receive Debt Security certificates, but each such DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the Debt Securities, which will be confirmed in accordance with DTC's standard procedures. Each such Beneficial Owner for whom a DTC Participant acquires an interest in the Debt Securities, as nominee, may desire to make arrangements with such DTC Participant to have all communications of the Company and the Trustee to DTC which may affect such Beneficial Owner forwarded in writing by such DTC Participant and to have notifications made of all payments of principal and interest with respect to his beneficial interest. The Company and the Trustee will treat DTC (or its nominee) as the sole and exclusive owner of the Debt Securities registered in its name for the purposes of payment of the principal and interest on the Notes, giving any notice permitted or required to be given to holders under the Indenture, registering the transfer of Notes, and for all other purposes whatsoever, and shall not be affected by any notice to the contrary. The Company and the Trustee shall not have any responsibility or obligation to any DTC Participant, any person claiming a beneficial ownership interest in the Debt Securities under or through DTC or any DTC Participant, or any other person which is not shown on the registration books of the Trustee as being a holder, with respect to: (i) the accuracy of any records maintained by DTC or any DTC Participant; (ii) the payment by DTC or any DTC Participant of any amount in respect of the principal or interest on the Debt Securities; (iii) any notice which is permitted or required to be given to holders thereunder or under the conditions to transfers or exchanges adopted by the Company; or (iv) any other action taken by DTC as a holder. Principal and interest on the Debt Securities will be paid by the Trustee or, in the case of any Remarketed Notes, the Remarketing Agent to DTC or its nominee. Disbursement of such payments to the DTC Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of the DTC Participants or the Indirect Participants. NEITHER THE COMPANY NOR THE TRUSTEE NOR, IN THE CASE OF ANY SERIES OF REMARKETED NOTES, THE REMARKETING AGENT WILL HAVE ANY RESPONSIBILITY OR OBLIGATIONS TO SUCH DTC PARTICIPANTS OR THE PERSONS FOR WHOM THEY ACT AS NOMINEES WITH RESPECT TO THE PAYMENTS TO OR THE PROVIDING OF NOTICE FOR THE DTC PARTICIPANTS, OR THE INDIRECT PARTICIPANTS, OR THE BENEFICIAL OWNERS.

     SO LONG AS CEDE & CO., AS NOMINEE OF DTC, IS THE REGISTERED OWNER OF THE DEBT SECURITIES, REFERENCES HEREIN TO THE SECURITY HOLDERS OR REGISTERED OWNERS OF THE DEBT SECURITIES SHALL MEAN CEDE & CO., AND SHALL NOT MEAN THE BENEFICIAL OWNERS.

     For every transfer and exchange of beneficial ownership of Debt Securities, a Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to action by such Beneficial Owner, or others permitted to act (by statute, regulation or otherwise) on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by the Trustee to DTC only. Conveyance of notices and other communications by DTC to DTC Participants and Indirect Participants and in turn by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory and regulatory requirements then in effect.

     Principal and interest payments on the Debt Securities will be made to DTC or its nominee, Cede & Co., as registered owner of the Debt Securities. Upon receipt of any such payments, DTC's current practice is to immediately credit the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant.

     DTC may determine to discontinue providing its services with respect to the Debt Securities at any time by giving notice to the Company and discharging its responsibilities with respect thereto under applicable law. In addition, the Company may determine that continuation of the system of book-entry-only transfers through DTC (or a successor securities depository) is not in the best interests of the Beneficial Owners or is burdensome to the Company. If for either reason the book-entry-only system is discontinued, certificates for the Debt Securities will be delivered to the Beneficial Owners thereof.

     Certain of the information contained in this sub-section has been extracted from a report from DTC. No representation is made by the Company as to the completeness or the accuracy of such information or as to the absence of material adverse changes in such information subsequent to the date hereof.

  Same-Day Settlement and Payment

     Unless otherwise indicated in the applicable Prospectus Supplement, settlement for the Debt Securities will be made by a purchaser in immediately available funds. While the Debt Securities are in the book-entry-only system described above, all payments of principal and interest will be made by the Trustee or, in the case of any series of Remarketed Notes, the Remarketing Agent on behalf of the Company to DTC in immediately available funds.

     Secondary trading in long-term debt securities is generally settled in clearing-house or next-day funds. Unless otherwise set forth in the applicable Prospectus Supplement, while the Debt Securities are in the book-entry-only system described above, they will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the Debt Securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debt Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary, which is based upon the advice of Woodard, Hall & Primm, P.C., Houston, Texas, special tax counsel to the Company whose opinion is set forth herein, of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Debt Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Debt Securities should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Debt Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Debt Security that is not a U.S. Holder.

  U.S. Holders

     Payments of Interest. Payments of interest on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The OID Regulations, which replaced certain proposed original issue discount regulations that were issued on December 21, 1992 (the "1992 Proposed Regulations"), generally apply to debt instruments issued on or after April 4, 1994.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Debt Security providing for the payment of any amount other than qualified stated interest, as defined below, prior to maturity, multiplied by the weighted average maturity of such Debt Security). The issue price of an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any "true" discount on such Debt Security (i.e., the excess of the Debt Security's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues over the entire term of the Discount Debt Security under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount includible in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount

Debt Security. The "daily portion" of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual period may vary in length over the term of the Discount Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments, allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Debt Security) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Debt Securities that provide for stated interest at one or more variable interest rates ("Floating Rate Debt Securities") are subject to special rules whereby a Floating Rate Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Floating Rate Debt Security is denominated, (iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party) or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security term.

     In 1994 the Treasury Department issued new proposed regulations (the "1994 Proposed Regulations") which, if adopted, would redefine "objective rate," to mean a rate (other than a qualified floating rate) determined using a single fixed formula and based on objective financial or economic information. Under the 1994 Proposed Regulations, a rate unique to the circumstances of the issuer or a related party, or based on information within the control of the issuer or a related party, would not qualify as an objective rate, but a rate based on the credit quality of the issuer would not, solely on that basis, be disqualified as an objective rate. The 1994 Proposed Regulations are generally proposed to be effective for debt obligations issued on or after the date that is 60 days after the date on which the 1994 Proposed Regulations (or successor regulations thereto) are published as final Treasury regulations in the Federal Register. The Treasury Department has not indicated whether taxpayers willing to apply the 1994 Proposed Regulations to debt obligations issued after publication of the 1994 Proposed Regulations but prior to their publication as final regulations will be able to do so. In the absence of such permission the present definition of "objective rate" discussed above would continue to be applied.

     A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Floating Rate Debt Security provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Debt Security which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified floating rate or qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security.

     In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Floating Rate Debt Security. The OID Regulations generally require that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the

Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Debt Security during the accrual period.

     If a Floating Rate Debt Security does not qualify as a "variable rate debt instrument" under the OID Regulations, the Floating Rate Debt Security would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Floating Rate Debt Security would be taxed if such Floating Rate Debt Security were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations not otherwise discussed herein, which are applicable to any particular issue of Floating Rate Debt Securities, will be discussed in the applicable Pricing Supplement.

     Certain of the Debt Securities (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Debt Securities. Additionally, upon the occurrence of a "Change in Control" as defined in the Indenture, each Holder of Debt Securities of any series then outstanding may elect, by proper execution and delivery of a Change in Control Purchase Notice, to require the Company to purchase such Debt Securities prior to their stated maturity. The original issue discount consequences of such an election and purchase will depend on the particular terms and features of the Debt Securities, and Holders should consult their own tax advisors prior to making such an election.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is only available for debt instruments acquired on or after April 4, 1994.

     Remarketed Notes. Under general principles of current United States Federal income tax law, payments of interest on a Remarketed Note generally would be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). Under these principles, all interest payable with respect to the Remarketed Notes at the Initial Interest Rate generally would be includible in income by a U.S. Holder as ordinary interest when such interest is accrued or received. Any amounts payable on Remarketed Notes in the Short Term Rate Mode or in the Long Term Rate Mode would be treated as contingent interest and generally would be includible in income by a U.S. Holder as ordinary interest on the respective dates that the amount of such interest is accrued or when such amount is received.

     Although the matter is not free from doubt, each Short Term Rate Mode and certain Long Term Rate Modes should individually constitute separate qualified floating rates under the OID Regulations. The Remarketed Notes will initially bear interest at the Initial Interest Rate. Thereafter, each Remarketed Note will bear interest in either the Short Term Rate Mode or the Long Term Rate Mode.

     Since the Remarketed Notes provide for payment of 100% of the principal amount thereof at maturity and assuming that the Remarketed Notes will not be issued at a premium in excess of the de minimis premium permitted under the OID Regulations for qualification as a "variable rate debt instrument", depending upon how often the Remarketed Notes are converted into different Interest Rate Modes and depending upon which Interest Rate Modes the Remarketed Notes are converted into, it could be argued that some of the Remarketed Notes should qualify as "variable rate debt instruments" under the OID Regulations and should not be treated as contingent payment debt obligations. If any of the Remarketed Notes were to qualify as "variable rate debt instruments" under the OID Regulations, all payments of interest on such Remarketed Notes generally should constitute payments of qualified stated interest and should be taxed accordingly.

     Despite the foregoing, because it will be unknown, as of the original issuance of the Remarketed Notes, whether or to what extent the Company will convert the Remarketed Notes from one Interest Rate Mode to another, none of the Remarketed Notes may qualify as "variable rate debt instruments" under the OID Regulations and all of the Remarketed Notes may be treated as contingent payment debt obligations, regardless of the extent to which the Company actually converts the Remarketed Notes from one Interest Rate Mode to another. Due to the uncertainty surrounding the proper treatment of the Remarketed Notes under the OID Regulations, prospective investors in the Remarketed Notes are advised to consult their own tax advisors regarding the proper treatment of the Remarketed Notes under the OID Regulations.

     If the Remarketed Notes do not qualify as "variable rate debt instruments" under the OID Regulations, the Remarketed Notes will be treated as contingent payment debt obligations. It is not entirely clear under current law how the Remarketed Notes would be taxed if they were treated as contingent payment debt obligations. As previously discussed, under general principles of current United States Federal income tax law, any amounts payable with respect to Remarketed Notes in the Short Term Rate Mode or in the Long Term Rate Mode should be treated as contingent interest and generally should be includible in income by a U.S. Holder as ordinary interest on the respective dates that the amount of such interest is accrued or when such amount is received. All interest payable with respect to the Remarketed Notes at the Initial Interest Rate generally should be includible in a U.S. Holder's income as ordinary interest when such interest is accrued or received.

     In 1986, the Treasury Department issued proposed regulations (the "1986 Proposed Regulations") under the original issue discount provisions of the Code concerning contingent payment debt obligations. In 1991, the Treasury Department proposed an amendment to the 1986 Proposed Regulations (the "1991 Amendment") that would have required bifurcation of certain contingent debt obligations into their component parts. Neither the 1992 Proposed Regulations nor the OID Regulations contained rules for contingent payment debt obligations. In response to criticism of the proposed treatment of contingent payment debt obligations under both the 1986 Proposed Regulations and the 1991 Amendment, the Treasury Department in 1994 issued the 1994 Proposed Regulations concerning contingent payment debt obligations, superseding both the 1986 Proposed Regulations and the 1991 Amendment which were withdrawn.

     The 1994 Proposed Regulations are generally proposed to be effective for debt obligations issued on or after the date that is 60 days after the date on which the 1994 Proposed Regulations (or successor regulations thereto) are published as final Treasury regulations in the Federal Register. The Treasury Department has not indicated whether taxpayers willing to apply the 1994 Proposed Regulations consistently to contingent payment debt obligations issued after publication of the 1994 Proposed Regulations, but prior to their publication as final regulations will be permitted to do so. In the absence of such permission, contingent payment debt obligations issued in advance of final regulations will be treated for tax purposes under general principles of Federal income tax law as described above. Thus, if (a) the Remarketed Notes were treated as contingent payment debt obligations, (b) the Treasury Department provides that the 1994 Proposed Regulations may be applied to contingent payment debt obligations issued in advance of adoption of final regulations, and (c) the 1994 Proposed Regulations are ultimately adopted in their current form, then the 1994 Proposed Regulations could be applied to the Remarketed Notes.

     Under the 1994 Proposed Regulations, contingent payment debt obligations issued for cash or publicly traded property are subject to the "noncontingent bond method," under which interest on the debt obligation is taken into account whether or not the amount of any payment is fixed or determinable in the taxable year, based on a projected payment schedule including each noncontingent payment and the projected amount of each contingent payment. The issuer determines the projected payment schedule as of the issue date of the obligation, which remains fixed throughout the term of the obligation, and to which all holders of the obligation are bound unless the projected schedule is unreasonable. Debt obligations subject to the noncontingent bond method are required to set forth the projected payment schedule on the face of the debt instrument. Interest generally is accrued under the noncontingent bond method according to generally applicable rules provided by the OID Regulations. Since no interest on these instruments is treated as qualified stated interest under the OID Regulations, all interest income and expense is calculated as original issue discount. Differences between the projected amount of a contingent payment and the actual amount of the payment result in periodic positive and negative adjustments that are netted for each taxable year.

     If the 1994 Proposed Regulations were applied to the Remarketed Notes, the adjusted positive amount, after netting, of interest that accrues with respect to a Remarketed Note in a taxable year in which interest is payable at a rate other than the Initial Interest Rate should be treated as ordinary interest, and generally should be includible in income by a U.S. Holder for the taxable year. The adjusted negative amount, after netting, of actual interest first reduces projected interest considered to accrue for the taxable year, then is treated as ordinary loss by a U.S. Holder and as ordinary income by the issuer, up to the amount of previously accrued interest income on the obligation, to the extent not previously affected by prior years' net negative adjustments. The amount of principal due and payable with respect to a Remarketed Note at maturity, or upon earlier redemption of the Remarketed Note, should be treated by a U.S. Holder as a return of principal. Under the noncontingent bond method, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt obligation is treated as interest income. Any loss recognized by a U.S. Holder on the sale, exchange or retirement of a contingent payment debt obligation is treated as ordinary loss, to the extent of the U.S. Holder's prior interest inclusions (reduced by prior ordinary losses attributable to net negative adjustments) on the obligation. Any residual negative adjustment carryforward remaining on such obligation at its sale, exchange or retirement is treated as a capital loss.

     There is no assurance that the 1994 Proposed Regulations will be adopted, or if adopted, adopted in their current form. The 1994 Proposed Regulations are not binding upon either the IRS or taxpayers prior to becoming effective as temporary or final regulations. Thus, the Company, where required, intends to file information returns with the IRS reporting payments on any Debt Securities that are treated as contingent payment debt obligations in accordance with general principles of current United States Federal Income tax law, in the absence of any change or clarification in the law, by regulation or otherwise, requiring that another method be used. In general, if ultimately adopted in their current form, the 1994 Proposed Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt obligation to differ substantially from the timing and character of income, gain or loss reported on a contingent payment debt obligation under general principles of Federal income tax law. Prospective investors in the Remarketed Notes are urged to consult their own tax advisors regarding the application of the 1994 Proposed Regulations and the OID Regulations to their investment in the Remarketed Notes and the effect on their investment in the Remarketed Notes of possible changes to the 1994 Proposed Regulations and the OID Regulations.

     Short-Term Debt Securities. Debt Securities that have a fixed maturity of one year or less ("Short-Term Debt Securities") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Debt Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a Debt Security, other than a Discount Debt Security, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Debt Security, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Debt Security "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Debt Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debt Security with market discount until the maturity of the Debt Security or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debt Security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes.

     Premium. If a U.S. Holder purchases a Debt Security for an amount that is greater than the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Debt Security. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal such U.S. Holder's initial investment in the Debt Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year.

     Foreign Currency Debt Securities. Any special United States Federal income tax considerations applicable to Debt Securities that provide for the payment of principal, premium (if any) or interest in a currency other than U.S. dollars will be discussed in the applicable Prospectus Supplement.

  Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Debt Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Debt Security under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Debt Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Debt Security, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Debt Securities will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Debt Securities would have been effectively connected with the conduct by such individual of a trade or business in the United States.

  Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single purchaser, (iii) through agents or (iv) through any combination of the above. An accompanying Prospectus Supplement will set forth the terms of the offering of the Debt Securities offered thereby, including the name or names of any underwriters, the purchase price of the Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase any Debt Securities offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of such Debt Securities, if any are taken.

     The Debt Securities may be sold directly by the Company or through underwriters or agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agents will be set forth, in an accompanying Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity of performance of such contracts.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters regarding the Debt Securities offered hereby under laws other than federal or state securities laws have been passed upon for the Company by its Vice President and General Counsel, Z. S. Kobiashvili. As of the date of this Prospectus, Mr. Kobiashvili owns 543 shares of Apache Common Stock through the Company's retirement/401(k) savings plan and holds employee stock options to purchase 18,000 shares of Apache Common Stock, of which 2,500 options are currently exercisable. Certain legal matters will also be passed upon for the Company by Woodard, Hall & Primm, P.C., Houston, Texas, and for any of the underwriters or agents by Brown & Wood, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of the Company and the audited statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation, each incorporated by reference into this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. In its report on the consolidated financial statements of the Company, that firm states that with respect to DEKALB its opinion is based on the report of other independent public accountants, namely Coopers & Lybrand. The financial statements referred to above have been incorporated by reference or included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of DEKALB incorporated by reference in this Registration Statement have been audited by Coopers & Lybrand, Chartered Accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The information included and incorporated by reference herein regarding the total proved reserves of the Company was prepared by the Company and reviewed by Ryder Scott Company Petroleum Engineers ("Ryder Scott"), as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information included and incorporated by reference herein regarding the total estimated proved reserves acquired from Texaco was prepared by the Company and reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information included and incorporated by reference herein regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The reserve review letters of Ryder Scott as of December 31, 1994, are filed as exhibits to the Registration Statement of which this Prospectus is a part, in reliance upon the authority of said firm as experts with respect to the matters covered by their reports and the giving of their reports.

     A portion of the information included herein regarding the total proved reserves of Aquila acquired by the Company was prepared by Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") as of December 31, 1994, as stated in their letter report with respect thereto. Netherland, Sewell has not reviewed any of the reserves of Aquila acquired during 1995, including those set forth in this Prospectus on a pro forma basis as of December 31, 1994. The reserve review letter of Netherland, Sewell is filed as an exhibit to the Registration Statement of which this Prospectus is a part in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
        PROSPECTUS SUPPLEMENT
Risk Factors..........................  S-2
The Company...........................  S-5
Use of Proceeds.......................  S-6
Capitalization........................  S-7
Summary Consolidated Financial,
  Operating and Reserve Data..........  S-8
Recent Developments...................  S-10
Description of Notes..................  S-13
Underwriting..........................  S-14
              PROSPECTUS
Available Information.................  2
Information Incorporated by
  Reference...........................  2
The Company...........................  3
Use of Proceeds.......................  3
Ratio of Earnings to Fixed Charges....  4
Description of Debt Securities........  4
DTC Book-Entry-Only System............  28
Certain United States Federal Income
  Tax Considerations..................  30
Plan of Distribution..................  39
Legal Matters.........................  39
Experts...............................  40

======================================================

======================================================
                                  $100,000,000
                                  [APACHE LOGO]
                                        % NOTES
                                    DUE 2026
                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                             FIRST CHICAGO CAPITAL
                                 MARKETS, INC.

                                LEHMAN BROTHERS

                          J.P. MORGAN SECURITIES INC.
                               FEBRUARY   , 1996
======================================================